Exhibit 10.1

LOAN AND SECURITY AGREEMENT

Dated as of April 25, 2014

Among

Lighting Science Group Corporation,

and

BioLogical Illumination, LLC

(Borrowers)

FCC, LLC, d/b/a First Capital

(as Agent)

and

Various Financial Institutions

(as Lenders)

Attachments:

Schedule

Exhibit A—Form of Borrowing Base Certificate

Exhibit B—Form of Compliance Certificate

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of April 25, 2014 among LIGHTING SCIENCE GROUP CORPORATION, a Delaware corporation (“LSG”), BIOLOGICAL ILLUMINATION, LLC, a Delaware limited liability company (“BioLogical”; LSG and BioLogical are referred to collectively as “Borrowers” and each individually as a “Borrower”), the various financial institutions from time to time party hereto as lenders (collectively, “Lenders”), and FCC, LLC, d/b/a FIRST CAPITAL, a Florida limited liability company (“First Capital”), in its capacity as agent for Lenders (together with its successors and assigns in such capacity, “Agent”).

RECITALS:

WHEREAS, Borrowers have requested that Lenders provide Borrowers with a secured lending facility; and

WHEREAS, Lenders are willing to provide a secured lending facility to Borrowers on the terms set forth in this Agreement.

NOW, THEREFORE, Borrowers, Agent and Lenders hereby agree as follows:

1. Definitions. For purposes of this Agreement:

“Accounts” means all presently existing or hereafter arising accounts receivable due to a Borrower, book debts, notes, drafts and acceptances and other forms of obligations now or hereafter owing to a Borrower, whether or not arising from the sale or lease of goods or the rendition of services by a Borrower (including any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the UCC), all of each Borrower’s rights in, to and under all purchase orders now or hereafter received by such Borrower for goods and services, all proceeds from the sale of Inventory, all monies due or to become due to such Borrower under all contracts for the sale or lease of goods or the rendition of services by such Borrower (whether or not yet earned) (including the right to receive the proceeds of said purchase orders and contracts), all collateral security and guarantees of any kind given by any obligor with respect to any of the foregoing, all amounts payable to any Borrower under any insurance policy and all goods returned to or reclaimed by a Borrower that correspond to any of the foregoing.

“Accounts Formula Amount” means, as of any date of determination, 85% of the dollar amount of all Eligible Accounts.

“Accrued Rebate Reserve” means an amount determined from time to time by Agent in its Permitted Discretion as a reserve based upon 85% of the amount of Eligible Accounts that are or may become subject to any accrued rebate (including accrued rebates to Customers on account of volume bonuses, pass-through utility rebates, incentive marketing programs or similar programs).

“Acquisition” means (a) the purchase or other acquisition by a Person of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person of all or substantially all of the equity interests of any other Person. For the avoidance of doubt, no Acquisition by any Obligor shall constitute a capital expenditure.

“Affiliate” means, with respect to a Person, (a) any family member, officer, director, employee or managing agent of such Person, and (b) any other Person (i) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person, (ii) that, directly or indirectly beneficially owns or holds 10% or more of any class of voting stock, membership interests, partnership interests or other interest of such Person or any subsidiary of such Person, or (iii) 10% or more of the voting stock, membership interests, partnership interests or other interest of which is directly or indirectly beneficially owned or held by such Person or a subsidiary of such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, membership interests, partnership interests or other interest, by contract or otherwise.

“Agreement Date” means the date as of which this Agreement is dated.

“Borrowers’ Agent” means LSG.

“Borrowing Base” has the meaning set forth in Item 1 of the Schedule.

“Borrowing Base Certificate” means the certificate, substantially in the form of Exhibit A, with appropriate insertions, to be submitted to Agent by Borrowers’ Agent pursuant to this Agreement and certified as true and correct by the Chief Executive Officer, the Chief Financial Officer, the Treasurer or the Controller of Borrowers’ Agent.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of Georgia or which is a day on which Agent is otherwise closed for transacting business with the public.

“Cash Event Conditions” means, with respect to any Acquisition, Investment or loan, the satisfaction of each of the following conditions: (a) such Acquisition, Investment or loan occurs on or after January 1, 2015, (b) at the time of such Acquisition, Investment or loan, and immediately after giving effect thereto, the Fixed Charge Coverage Ratio is at least 1.00 to 1.00, (c) upon giving pro forma effect to such Acquisition, Borrowers’ borrowing availability as of the last day of each of the three months immediately preceding such Acquisition, Investment or loan has equaled or exceeded $4,000,000, and (d) upon giving pro forma effect to such Acquisition, Investment or loan, Borrowers’ projected borrowing availability shall equal or exceed $4,000,000 as of the date of such Acquisition, Investment or loan and as of the last day of each of the three months immediately succeeding such Acquisition, Investment or loan.

“Certificates of Designation” means, collectively, the Certificates of Designation filed with the Delaware Secretary of State with respect to the Series H Preferred Shares of LSG, Series I Preferred Shares of LSG and the Series J Preferred Shares of LSG, in each case as in effect on the Agreement Date.

“Change of Control” means (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or any other Obligor to any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as in effect from time to time), other than as permitted in Section 8(a) hereof; (b) the liquidation or dissolution of any Borrower or any other Obligor or the adoption of a plan by the stockholders of any Borrower or any other Obligor relating to the dissolution or liquidation of such Borrower or such Obligor; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as in effect from time to time), except for Sponsor, of beneficial ownership, directly or indirectly, of a greater share of the voting power of the total outstanding voting stock of any Borrower or any Guarantor or the board of directors of any Borrower than is held by the Sponsor at such time; (d) (i) Sponsor fails to (i) own and control, directly or indirectly, more than 35.0% of the equity interests of any Borrower having the right to vote for the election of members of the board of directors of such Borrower or (ii) own and control, directly or indirectly, more than 35.0% of the economic interests in respect of the equity interests of any Borrower; or (e) the failure of LSG to own directly or indirectly one hundred percent (100.0%) of the voting power of the total outstanding voting stock of any other Obligor, except as expressly permitted under Section 8(a) hereof.

“Collateral” has the meaning set forth in Section 5(a).

“Curative Equity Contribution” has the meaning set forth in Section 13(c). For the avoidance of doubt, the forgiveness of antecedent debt (whether indebtedness, trade payables, or otherwise) shall not constitute a Curative Equity Contribution.

“Customer” means any customer of a Borrower.

“Customs Reserve” means an amount determined from time to time by Agent in its Permitted Discretion as a reserve that could be asserted by the United States Customs and Border Protection, customs brokers, shippers, freight forwarders, carriers, warehousemen or any other Person, for fees, charges, customs tariffs and duties and other similar charges to be paid by a Borrower with respect to Eligible In-Transit Inventory.

“Default” has the meaning set forth in Section 13(a).

“Dilution” means, at the time it is being calculated and for the period of determination established by Agent as of such time of calculation, a percentage that is the result of dividing the dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other non-cash reductions with respect to the outstanding Accounts, by (b) the Accounts created by Borrowers during such period.

“Dilution/Accrued Rebate Reserve” means, at any date of determination, a reserve equal to the greater of (a) the Dilution Reserve as of such date, and (b) the Accrued Rebate Reserve as of such date.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one or more percentage points, as determined by Agent, for each percentage point by which Dilution of such Accounts is in excess of 5.00%.

“Disqualified Equity Interests” shall mean any equity interest that, by its terms (or by the terms of any security or other equity interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full of the Obligations that are accrued and payable and the termination of the commitments of Agent and Lenders hereunder), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior repayment in full of the Obligations that are accrued and payable and the termination of the commitments of Agent and Lenders hereunder), (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other equity interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the termination date provided for in Item 7 of the Schedule.

“Eligible Accounts” means those Accounts arising from the sale of Inventory or performance of services in the ordinary course of a Borrower’s business, net of all credits and rebates; provided, however, that Eligible Accounts shall not include the following unless Agent has otherwise agreed in its Permitted Discretion:

(a) any Account which has remained unpaid for more than the number of days specified in Item 2(a) of the Schedule;

(b) Accounts with respect to which the Customer is an Affiliate of a Borrower;

(c) Accounts with respect to which services or goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Customer may be conditional;

(d) Accounts with respect to which the Customer (i) does not maintain its chief executive office in the United States or (only to the extent that such Accounts are denominated in United States dollars and payment thereof is directed to the lockbox designated by Agent in the United States) Canada, or (ii) is not organized under the laws of the United States of America or any state thereof or (only to the extent that such Accounts are denominated in United States dollars and payment thereof is directed to the lockbox designated by Agent in the United States) Canada or any province thereof; provided, that the aggregate amount of Eligible Accounts with respect to which the Customer maintains its chief executive office in Canada or is organized under the laws of Canada or a province thereof may not exceed at any time (x) $2,500,000, or (y) such higher amount as Agent may consent to from time to time (such consent not to be unreasonably withheld) upon request of Borrowers’ Agent and Agent’s receipt and review of such supporting information as Agent may reasonably require in connection with such an increase request;

(e) any and all Accounts as to which the perfection, enforceability, or validity of Agent’s Collateral or security interest in such Account, or Agent’s right or ability to obtain direct payment to Agent of the proceeds of such Account, is governed by any federal or state statutory requirements other than those of the Uniform Commercial Code, including any Account subject to the Federal Assignment of Claims Act of 1940; provided, however, that an Account shall not be deemed ineligible by reason of this clause (e) if Borrowers have completed all of the steps necessary, in Agent’s good faith determination, to comply with the Federal Assignment of Claims Act of 1940 with respect to such Account;

(f) Accounts with respect to which the Customer is any state of the United States or any city, town, municipality, county or division thereof, provided, however, that an Account shall not be deemed ineligible by reason of this clause (f) if Borrowers have completed all of the steps necessary, in Agent’s good faith determination, to comply with the applicable laws with respect to such Account;

(g) Accounts which may be subject to any offset or recoupment by the Customer, whether as the result of goods sold or services rendered by the Customer to a Borrower, any contractual arrangement between the Customer and a Borrower (including any lease) or otherwise, but only to the extent of any such offset or recoupment;

(h) all of the Accounts owed by a Customer if the percentage of the aggregate outstanding dollar amount of such Accounts owed by such Customer not considered as Eligible Accounts under clause (a) above, determined as a percentage of all Accounts, is equal to or greater than the Cross Aging Percentage specified in Item 2(b) of the Schedule;

(i) Accounts for which services have not yet been rendered to the Customer or the goods sold have not yet been delivered to the Customer (commonly referred to as “pre-billed accounts”);

(j) Accounts owed by a Customer not previously approved in writing by Agent where the dollar value for the aggregate amount of Accounts owed by such Customer is greater than the percentage of Borrowers’ Eligible Accounts specified in Item 2(c) of the Schedule, but only to the extent of such excess;

(k) any Account with respect to all or part of which a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(l) any Account with respect to which a Borrower has extended the time for payment in excess of 60 days after the original due date without the consent of Agent;

(m) any Account with respect to which any one or more of the following events has occurred to the Customer on such Account: death or judicial declaration of incompetency of a Customer who is an individual; the filing by or against the Customer of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Customer for the benefit of creditors; the appointment of a receiver or trustee for the Customer or for any of the assets of the Customer, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; the institution by or against the Customer of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Customer; the sale, assignment, or transfer of all or any material part of the assets of the Customer; the nonpayment generally by the Customer of its debts as they become due; or the cessation of the business of the Customer as a going concern;

(n) any Account which arises out of finance or similar charges;

(o) any Account in which Agent does not have a duly perfected, first-priority security interest, subject to Permitted Liens;

(p) any Account which arises under a contract or arrangement covered by a performance or surety bond on behalf of a Borrower, unless the Person providing such performance or surety bond has delivered an acceptable Lien waiver or subordination agreement to Agent;

(q) any Account which is evidenced by a note, draft, trade acceptance, or other instrument for the payment of money where such instrument, document, chattel paper, note, draft, trade acceptance or other instrument has not been endorsed and delivered by the applicable Borrower to Agent;

(r) Accounts with respect to which the Customer is the government of any foreign country or of any state, province, municipality, or other political subdivision thereof, unless the Account is supported by an irrevocable letter of credit satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent;

(s) any Account which represents a progress billing or an aged credit; or

(t) any Account owed by the Specified Account Debtor with respect to which less than 6 calendar days have elapsed since the date of the original invoice date therefor; or

(u) those Accounts where Agent, in Agent’s Permitted Discretion, has notified Borrowers that the Account or Customer is not acceptable to Agent.

“Eligible In-Transit Inventory” means Inventory that meets all of the criteria for Eligible Inventory on such the applicable date of determination except that it is located outside of the continental United States and constitutes In-Transit Inventory, but only if:

(a) under the terms of the contract, title and risk of loss with respect to such Inventory has passed to a Borrower on or before such date;

(b) no Borrower is in default of any of its obligations to the Vendor thereof (whether related to such Inventory or otherwise), and neither the Vendor nor such Vendor’s financial institution (if applicable) has any right on such date, under applicable law or pursuant to any document relating to the sale of such Inventory, to reclaim, divert the shipment of, reroute, repossess, stop delivery of or otherwise assert any Lien rights or title retention with respect to such Inventory;

(c) all inspection or other requirements of law in the country of origin that are applicable to such Inventory and are a prerequisite to the shipment thereof have been satisfied;

(d) such Inventory is fully insured by Borrowers in such amounts, with such insurance companies and subject to such deductibles as are satisfactory to Agent and in respect of which Agent has been named as sole lender loss payee pursuant to a loss payable endorsement satisfactory to Agent;

(e) such Inventory complies in all material respects with all United States laws concerning safety and other similar laws applicable to such Inventory;

(f) such Inventory is in the possession of a common carrier, which is not an Affiliate of Vendor or a Borrower;

(g) such Inventory is evidenced by a tangible negotiable bill of lading issued by such carrier to the order of the applicable Borrower (or, if otherwise required by Agent in its discretion, to the order of Agent) which covers only such Inventory, bears a conspicuous notation on its face of Agent’s security interest therein (unless such bill of lading is issued to the order of Agent), and which is otherwise in form and substance satisfactory to Agent;

(h) all original counterparts of the bill of lading covering such Inventory are in the United States and are in the possession of Agent or an Eligible Logistics Provider;

(i) such Inventory has not been in transit for more than 60 days;

(j) Borrowers have provided to Agent the tracking number issued by the Eligible Logistics Provider with respect to such In-Transit Inventory; and

(k) Agent shall have received a current spreadsheet providing shipment tracking information with respect to such In-Transit Inventory in accordance with Section 9(b).

“Eligible Inventory” means and includes that Inventory (other than packaging materials, labels and supplies) located in the continental United States which Agent, in its discretion, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless:

(a) it is finished goods;

(b) at all times it strictly complies with all of Borrowers’ warranties, covenants and representations to Agent and Lenders;

(c) it is in good, new and salable condition and has not been returned by any Customer;

(d) it is not slow-moving (the parties hereto acknowledging that an Inventory SKU shall be considered “slow-moving” for purposes hereof at any time that the volume of such SKU owned by Borrowers at such time exceeds Borrowers’ aggregate sales of such SKU in the preceding 12 month period; provided, that no SKU that has been sold by Borrowers for less than 12 months shall be considered slow-moving), obsolete or unmerchantable, in Agent’s Permitted Discretion;

(e) it meets all standards imposed by any governmental agency or authority;

(f) it is at all times subject to Agent’s duly perfected, first-priority security interest and there exists no other Lien thereon (other than Permitted Liens);

(g) it is in a Borrower’s possession and control situated at a location disclosed to Agent in compliance with this Agreement, the Inventory is not In-Transit Inventory, Borrowers’ books reflect the Inventory, the Inventory is insured to the full value thereof, and the insurance policy lists Agent as lender’s loss payee;

(h) it is not in the hands of any third party, including a warehouseman, finisher, consignee, bailor, etc., unless such arrangement is fully disclosed to Agent in writing and Borrowers shall have provided to Agent such waivers or subordination agreements, acknowledgments and other items requested by Agent in its discretion;

(i) it is not subject to any license or other agreement that limits, conditions, or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory (other than limitations imposed by the Specified Customer with respect to Borrowers’ “Ecosmart” LED lamp Inventory that are consistent with the limitations imposed with respect to such Inventory as of the Agreement Date);

(j) a Borrower owns such Inventory and such Inventory is not in a Borrower’s possession based upon any consignment, guaranteed sale, or similar basis; and

(k) it is not of a type that Agent, in its Permitted Discretion, has determined is not Eligible Inventory;

provided, that, Specified Customer Inventory may constitute Eligible Inventory if (i) less than 6 calendar days have elapsed since the date of the original invoice date with respect to the Account arising from the sale of such Specified Customer Inventory, and (ii) such Specified Customer Inventory satisfies all of the criteria for Eligible Inventory except that (A) such Specified Customer Inventory is not in a Borrower’s possession and control situated at a location disclosed to Agent in compliance with this Agreement, and (B) no Borrower owns such Specified Customer Inventory.

“Eligible Logistics Provider” means any customs broker or non-vessel operating common carrier which has its principal assets, place of organization and place of business in the United States, which is acceptable to Agent, with whom Agent has entered into an Imported Goods Agreement, and which has not asserted any adverse claim or Lien against any In-Transit Inventory.

“Equipment” means all of Borrowers’ machinery, apparatus, equipment, motor vehicles, tractors, trailers, rolling stock, fittings, fixtures and other tangible personal property of every kind and description, together with all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

“Excluded Collateral” has the definition set forth in Section 5(a) hereunder.

“Foreign Subsidiary” means any subsidiary of a Borrower that is formed, organized or incorporated in a jurisdiction outside of the United States.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

“General Intangibles” means all of Borrowers’ present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of any Borrower (including payment intangibles, all rights under insurance policies and any and all choses or things in action, goodwill, patents and patent applications, tradenames, servicemarks, trademarks and trademark applications, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, software, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, tax refunds and tax refund claims) other than Goods and Accounts, as well as Borrowers’ books and records relating to any of the foregoing.

“Goods” means all of Borrowers’ present and hereafter acquired goods, as defined in the UCC, wherever located, including imbedded software to the extent included in “goods” as defined in the UCC, manufactured homes, and standing timber that is to be cut and removed for sale.

“Guarantor” means Holdings or any other Person that has guaranteed all or any part of the Obligations, and “Guarantors” means all such Persons collectively.

“Holdings” means LSGC, LLC, a Delaware limited liability company.

“In-Transit Inventory” means Inventory that has been purchased by a Borrower and that is in-transit from a Vendor from a location outside the United States to such Borrower or a location designated by such Borrower that is in the United States.

“Inactive Subsidiaries” means Lighting Science Group B.V., Lighting Science India Private Limited, and Lighting Science Coöperatief U.A.

“Intellectual Property” means all (i) copyrights; (ii) patents; (iii) trademarks; and (iv) trade secrets, know-how and other proprietary information.

“Intercreditor Agreement” means the Intercreditor Agreement dated the date hereof between Agent and Medley, in its capacity as agent for the other Term Loan Parties.

“Inventory” means all of Borrowers’ inventory as defined in the UCC, together with all of Borrowers’ present and future inventory, including goods held for sale or lease or to be furnished under a contract of service and all of Borrowers’ present and future raw materials, work in process, finished goods, shelving and racking upon which the inventory is stored and packing and shipping materials, wherever located, and any documents of title representing any of the above.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of indebtedness, equity interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person) (including any Acquisition), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“Letter of Credit” means a standby letter of credit issued by an issuing bank selected by Agent for the account of a Borrower pursuant to Section 17.

“Letter of Credit Obligation” means, in respect of each Letter of Credit, the undrawn face amount of such Letter of Credit, plus the amount of all drawings under such Letter of Credit for which Agent has not been reimbursed by Borrowers pursuant hereto.

“Letter of Credit Sub-Facility Amount” means $2,500,000.

“Letter of Credit Request” means a request for the issuance of a Letter of Credit, duly executed by an authorized officer of Borrowers’ Agent in form, substance and detail satisfactory to Agent in its discretion, delivered to Agent pursuant to Section 17, together with the letter of credit application accompanying such request.

“Lien” means any security interest, security title, mortgage, deed to secure debt, deed of trust, lien, pledge, charge, conditional sale or other title retention agreement, or other encumbrance of any kind in respect of any property, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Loan Documents” means, collectively, this Agreement and all other agreements, instruments, certificates (including each Borrowing Base Certificate) and other documents executed and/or delivered in connection with this Agreement, including collateral documents, letter of credit agreements, security agreements, pledges, guaranties, mortgages, deeds of trust, assignments, subordination agreements, intercreditor agreements and all other agreements executed and/or delivered by any Obligor or any Affiliate of any Obligor pursuant hereto or in connection herewith.

“Management Fees” means management, advisory or other fees payable to any Affiliate of a Borrower.

“Maximum Line Amount” means $22,500,000.

“Medley” means Medley Capital Corporation, a Delaware corporation, and its successors and assigns.

“Negotiable Collateral” means all of Borrowers’ present and future letters of credit, advises of credit, notes, drafts, instruments, and documents, including, without limitation, bills of lading, leases, and chattel paper, and Borrowers’ books and records relating to any of the foregoing.

“Obligations” means all indebtedness, obligations and liabilities of Borrowers to Agent and Lenders and their respective Affiliates of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, including any overdrafts, whether for payment or performance, now existing or hereafter arising, whether presently contemplated or not, regardless of how the same arise, or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, including, but not limited to, all loans (including any loan by modification, renewal or extension), all indebtedness arising from any derivative transactions, all undertakings to take or refrain from taking any action, all indebtedness, liabilities or obligations owing from any Borrower to others which Agent or any Lender may have obtained by purchase, negotiation, discount, assignment or otherwise, and all interest, taxes, fees, charges, expenses and attorney’s fees (whether or not such attorney is a regularly salaried employee of Agent or any Lender or any of their respective Affiliates) chargeable to a Borrower or incurred by Agent or any Lender under this Agreement or any other document or instrument delivered in connection herewith.

“Obligor” means each Borrower, any Guarantor, any validity guarantor, any other Person primarily or secondarily, directly or indirectly, liable on any of the Obligations, or any other Person which has granted a Lien on any assets of such Person as collateral for any of the Obligations, and “Obligors” means all of the foregoing Persons collectively.

“Permitted Acquisition” means any Acquisition so long as:

(a) no Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual;

(b) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition) shall be payable (i) from the net proceeds from the issuance of any Qualified Equity Interests of LSG, (ii) in the form of equity interests of LSG, or (iii) in cash (other than cash received from the issuance of any Qualified Equity Interests), earnout obligations, and assumed indebtedness and contingent liabilities, so long as all of the Cash Event Conditions have been satisfied and the aggregate amount of consideration paid pursuant to this clause (iii) in respect of any domestic Acquisitions does not exceed (x) $5,000,000 in the aggregate for all Permitted Acquisitions consummated in any fiscal year, (y) $10,000,000 in the aggregate for all Permitted Acquisitions consummated during the term of this Agreement and (z) in respect of Acquisitions of assets located outside the United States and equity Acquisitions of targets that are Foreign Subsidiaries, does not exceed $1,000,000 in the aggregate for all such Acquisitions consummated during the term of this Agreement (or, for the avoidance of doubt, with any combination of consideration described in clauses (i)-(iii) above),

(c) no indebtedness (including any indebtedness of the target of such Acquisition) will be incurred, assumed, or would exist with respect to any Borrower or Guarantor as a result of such Acquisition, other than indebtedness permitted under clauses (d) or (e) of the definition of Permitted Indebtedness and no Liens (including any Liens with respect to assets of the target of such Acquisition) will be incurred, assumed, or would exist with respect to the assets of any Borrower or Guarantor as a result of such Acquisition other than Permitted Liens;

(d) Borrower’s Agent has provided Agent with a Pro Forma Confirmation with respect to such proposed Acquisition;

(e) Borrowers have provided Agent with their due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent;

(f) Borrower’s Agent has provided Agent with written notice of the proposed Acquisition at least thirty (30) days prior to the anticipated closing date of the proposed Acquisition and, not later than ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent;

(g) the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ total assets), or the Person whose equity interests are being acquired, are useful in or engaged in, as applicable, the business of Borrowers or a business reasonably related thereto;

(h) the subject assets or equity interests, as applicable, are being acquired directly by a Borrower, and, in connection therewith, in the case of an acquisition of equity interests in a new subsidiary of one or more of the Borrowers, Borrowers shall cause such new subsidiary to take such steps as Agent shall require in its Permitted Discretion in order to join such new subsidiary as a “Borrower” or secured “Guarantor”, including executing such joinder or guaranty documentation, security documentation and lien release documentation as Agent shall request and demonstrating to Agent that such new subsidiary has received consideration sufficient to make such documents binding and enforceable against such new subsidiary;

(i) Borrowers shall demonstrate to Agent’s reasonable satisfaction, after giving effect to the proposed Acquisition, pro forma compliance with each of the financial covenants set forth on Item 21 of the Schedule; and

(j) the target of such Acquisition shall not have incurred a pro forma operating loss greater than $100,000, as determined based upon the target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Acquisition using pro forma adjustments acceptable to the Agent.

“Permitted Discretion” means Agent’s sole discretion, consistent with Agent’s experience, prudent business judgment and standards of commercial reasonableness applicable to asset-based credits and in good faith.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment, Inventory and software that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business, and leases or subleases of real property not useful in the conduct of the business of Borrowers and their subsidiaries; provided, that, Borrowers’ Agent shall provide Agent with five (5) Business Days’ prior written notice of the sale or other disposition of Equipment having an aggregate fair market value in excess of, individually or cumulatively with other Equipment, $500,000;

(b) the granting of Permitted Liens;

(c) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of the Borrowers to the extent not economically desirable in the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Agent and Lenders; and

(d) sales or dispositions of assets (other than equity interests of subsidiaries of Borrowers, accounts receivable, intellectual property or licenses) not otherwise permitted in clauses (a) through (c) above so long as (i) made at fair market value and the aggregate fair market value of all assets disposed of in each fiscal year (including the proposed disposition) would not exceed $150,000 and (ii) no Default shall have occurred and be continuing both immediately prior to and immediately after giving effect to any such sale or disposition.

“Permitted Indebtedness” means:

(a) indebtedness set forth on Item 14 of the Schedule;

(b) endorsement of instruments or other payment items for deposit;

(c) indebtedness consisting of (i) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (ii) unsecured guarantees with respect to indebtedness of any Borrower, to the extent that the Person that is obligated under such guaranty could have incurred such underlying indebtedness;

(d) indebtedness constituting Permitted Investments;

(e) indebtedness of any Borrower arising after the Agreement Date to any third person (but not to any Borrower or any other Obligor) in respect of credit cards or related store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer and other cash management arrangements in an aggregate amount not to exceed $200,000 at any one time outstanding;

(f) unsecured Subordinated Debt of any Borrower arising after the Agreement Date to any third person (but not to any Borrower or any other Obligor); provided, that, each of the following conditions is satisfied as determined by Agent:

(i) such indebtedness shall be on terms and conditions acceptable to Agent and shall be subject and subordinate in right of payment to the right of Agent and Lenders to receive the prior indefeasible payment and satisfaction in full payment of all of the Obligations pursuant to its terms or, if requested by Agent in its discretion, pursuant to the terms of a subordination agreement between Agent and such third party, in form and substance reasonably satisfactory to Agent;

(ii) Agent shall have received not less than ten (10) days prior written notice of the intention of such Borrower to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent the amount of such indebtedness, the person or persons to whom such indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Agent may request with respect thereto;

(iii) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness;

(iv) except as Agent may otherwise agree in writing, all of the proceeds of the loans or other accommodations giving rise to such indebtedness shall be paid to Agent for application to the Obligations in such order and manner as Agent may determine, or, at Agent’s option, to be held as cash collateral for the Obligations;

(v) in no event shall the aggregate principal amount of such indebtedness exceed $500,000 at any time outstanding; and

(vi) such Borrower shall not, directly or indirectly;

(A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto; except, that, any Borrower may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or

(B) redeem, retire, defease, purchase or otherwise acquire such indebtedness (except pursuant to regularly scheduled payments permitted herein), or set aside or otherwise deposit or invest any sums for such purpose, and

(vii) Borrowers shall furnish to Agent all notices or demands in connection with such indebtedness either received by any Borrower or on its behalf promptly after the receipt thereof, or sent by any Borrower or on its behalf concurrently with the sending thereof, as the case may be.

“Permitted Intercompany Advances” means loans and other Investments made by (a) a Borrower to another Obligor, and (b) so long as Borrower’s Agent has provided Agent with a Pro Forma Confirmation with respect to such proposed loan or Investment, an Obligor to a Foreign Subsidiary of an Obligor to the extent that such loans or Investments are made (i) using the net proceeds from the issuance of any Qualified Equity Interests of LSG, (ii) in the form of equity interests of LSG, provided that the aggregate amount of Permitted Intercompany Advances under clauses (i) and (ii), taken together, does not exceed $10,000,000 at any time outstanding, (iii) in cash (other than cash received from the issuance of any Qualified Equity Interests), provided, that all of the Cash Event Conditions have been satisfied and the aggregate amount of Permitted Intercompany Advances pursuant to this clause (iii) does not exceed $250,000 at any time outstanding, or (iv) any combination of clauses (i) through (iii) hereof.

“Permitted Investments” means, so long as Borrower’s Agent has provided Agent with a Pro Forma Confirmation with respect thereto:

(a) direct obligations of the United States of America maturing within one year from the acquisition thereof;

(b) certificates of deposit issued by, or investment accounts in, banks or financial institutions having a net worth of not less than $50,000,000;

(c) commercial paper rated A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.;

(d) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(e) Investments owned by any Borrower on the Agreement Date and set forth on Item 12 of the Schedule;

(f) guarantees permitted under the definition of Permitted Indebtedness;

(g) Permitted Intercompany Advances;

(h) loans and advances by Borrower to employees of Borrowers not to exceed the principal amount of $250,000 in the aggregate at any time outstanding for: (i) reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employees in connection with their work for Borrowers and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(i) stock or obligations issued to any Borrower by any Person (or the representative of such Person) in respect of indebtedness of such Person owing to such Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided, that, the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower as Agent may request;

(j) obligations of Customers to any Borrower arising from Accounts which are past due evidenced by a promissory note made by such Customer payable to such Borrower; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower, such promissory note shall be endorsed to the order of Agent by such Borrower and promptly delivered to Agent as so endorsed;

(k) Permitted Acquisitions; and

(l) so long as Borrowers’ Agent provides at least fifteen (15) days prior written notice to Agent, other Investments in joint ventures or the acquisition of assets or equity interests in any Person (excluding Acquisitions) (i) using the net proceeds from the issuance of any Qualified Equity Interests of LSG, (ii) made through the issuance of Qualified Equity Interests of LSG, provided that the aggregate amount of Investments under clauses (i) and (ii), taken together, does not exceed $10,000,000 at any time outstanding, (iii) made in cash (other than cash received from the issuance of any Qualified Equity Interests), provided that all of the Cash Event Conditions have been satisfied and the aggregate amount of all Investments made under this clause (iii) shall not exceed $1,000,000 at any time outstanding, or (iii) pursuant to any combination of clauses (i) and (iii) hereof.

“Permitted Liens” means:

(a) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and for which appropriate reserves have been established in accordance with GAAP;

(b) deposits or pledges to secure (i) statutory obligations, (ii) surety or appeal bonds, or (iii) bonds for release of attachment, stay of execution or injunction;

(c) statutory Liens (other than Liens for taxes or imposed under ERISA) on property arising in the ordinary course of business with respect to which payment of the obligations secured thereby is not yet due (or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and for which appropriate reserves have been established in accordance with GAAP) and which, in the aggregate, do not materially impair the use of such property or materially detract from the value of such property;

(d) Liens existing on the Agreement Date and described on Item 3 of the Schedule;

(e) Liens on Equipment securing all or part of the purchase price of such Equipment; provided, however, that (i) each such Lien is created contemporaneously with the acquisition of such Equipment, (ii) each such Lien attaches only to the specific items of Equipment so acquired, and (iii) each such Lien secures only the indebtedness incurred to acquire such Equipment;

(f) the interests of lessors under operating leases and, as long as Agent has received prior written notice thereof, non-exclusive licensors under license agreements;

(g) Liens on amounts deposited to secure Borrowers’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money;

(h) with respect to any real property, easements, rights of way, zoning restrictions and other similar restrictions that do not materially interfere with or impair the use or operation thereof;

(i) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business and Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(j) Liens arising from filing precautionary UCC financing statements regarding leases;

(k) Liens securing Permitted Indebtedness under clause (e) of such definition;

(l) Liens in favor of Medley securing the Term Loan Debt, provided that they are subject to the Intercreditor Agreement;

(m) Licenses and sublicenses of Intellectual Property granted to others which could not reasonably be expected to have a material adverse effect on any Borrower’s business or such Borrower’s financial or operational condition or prospects; and

(n) Liens in favor of Agent.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Pro Forma Confirmation” means, with respect to any Acquisition, Investment or loan, a written confirmation, supported by reasonably detailed calculations reasonably satisfactory to Agent, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, Investment or loan, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowers and Agent) Borrowers would have been in compliance with the financial covenants set forth on Item 21 of the Schedule tested as of the applicable testing date ending immediately prior to the proposed date of consummation of such proposed Acquisition, Investment or loan; provided, that in the case of an Acquisition, such calculations shall be created by adding the historical combined financial statements of Borrowers and their subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition.

“Qualified Equity Interest” means and refers to any equity interest issued by LSG (and not by one or more of its subsidiaries) that is not a Disqualified Equity Interest.

“Second Lien Dominion Account” has the meaning ascribed to such term in the Intercreditor Agreement.

“Service Fees Subordination Agreement” means that certain Service Fees Subordination Agreement dated on or about the Agreement Date among Pegasus Capital Advisors, L.P., Zouk Ventures Limited, Portman Limited, RW LSG Holdings LLC, RW LSG Management Holdings LLC, Borrowers and Agent.

“Specified Customer” shall have the meaning ascribed to such term in a letter agreement among Agent and Borrowers dated the Agreement Date.

“Specified Customer Default” means the occurrence of any of the following events: (a) any termination or nonrenewal of any agreement between a Borrower and the Specified Customer, (b) any Borrower receives a notification that LSG is no longer the Specified Customer’s preferred provider for private label LED light bulbs, or (c) LSG ceases to sell Inventory to the Specified Customer in the ordinary course of business.

“Specified Customer Inventory” means Inventory that has been sold by a Borrower to the Specified Customer.

“Specified Customer Scorecard” means any report or other document provided to Borrower from Specified Customer that includes any one or more of the following: (i) measurement of Borrower’s performance against the requirements contained in the Specified Customer’s contracts with any Borrower, (ii) any pricing adjustment, (iii) notice of failure to meet minimum criteria such as delivery dates, pricing, or fill rates, or (iv) notice of any other default under the Specified Customer’s contracts with any Borrower.

“Sponsor” means Pegasus Capital Advisors, L.P., a limited partnership organized under the laws of the State of Delaware, and its Affiliates (other than Borrowers and the other Obligors).

“Subordinated Debt” means all of the indebtedness owed by any Borrower to any other Person, the repayment of which is subordinated to the repayment of the Obligations pursuant to the terms of a subordination agreement approved by Agent in its discretion.

“Term Loan Agreement” means the Term Loan Agreement dated as of February 19, 2014, among LSG and Term Loan Parties, as the same may from time to time be amended, restated, supplemented or otherwise modified, or (to the extent permitted by the Intercreditor Agreement, refinanced).

“Term Loan Debt” shall mean all “Obligations” under (and as defined in) the Term Loan Agreement.

“Term Loan Documents” shall mean the Term Loan Agreement and all other instruments or agreements now or hereafter evidencing or securing the payment or performance of all or any part of the Term Loan Debt.

“Term Loan Parties” means each of the parties to the Term Loan Agreement from time to time as “Lenders” and Medley, in its capacity as agent for the other Term Loan Parties.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Georgia or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided, however, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

“Vendor” means a Person that sells In-Transit Inventory to a Borrower.

Other Definitional Provisions. References to the “Schedule” or any “Section” or “Exhibit” refer to the Schedule or a section or exhibit, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement: words importing any gender include the other genders; the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any Person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such Persons; any and all terms which are defined in the UCC and are not defined herein shall be construed and defined in accordance with the definition of such terms under the UCC; all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and all references to time of day shall refer to Atlanta, Georgia time.

2. Borrowing.

(a) Amount Available to Be Borrowed. From time to time Borrowers’ Agent may request, and Lenders will, subject to the other terms and conditions of this Agreement, lend to Borrowers up to an amount equal to the Borrowing Base at any time. Any request for a loan hereunder must be received by Agent, together with the accompanying Borrowing Base Certificate and all other required information, no later than 11:00 a.m., Atlanta, Georgia time on a Business Day in order for such loan to be made on such day. Borrowed amounts that are repaid may be reborrowed upon the terms and conditions of this Agreement.

(b) Standards. Agent will determine eligibility and the loan value of Collateral, in its Permitted Discretion. Any loans requested by Borrowers’ Agent and made by Lenders or at any time outstanding in excess of the Borrowing Base or any other limitation set forth in this Agreement will, nevertheless, be subject to the terms of this Agreement, will constitute Obligations for all purposes and be entitled to the benefits of the Collateral.

(c) Persons Authorized to Request Loans. Each Borrower hereby authorizes and directs Lenders to make loan advances to or for the benefit of Borrowers upon receipt of instructions from any of the persons listed on Item 4 of the Schedule. Neither Agent nor any Lender shall have any liability whatsoever to any Borrower or any other Person for acting upon any such instructions which Agent or such Lender, as applicable, in good faith, believes were given by any such person, and neither Agent nor any Lender shall have any duty to inquire as to the propriety of any disbursement. Agent and Lenders are hereby authorized to make the loans provided for herein based on instructions received by facsimile, electronic mail, telephone or other method of communication from any of such persons. Although Agent shall make a reasonable effort to determine the person’s identity, neither Agent nor any Lender shall be responsible for determining the authenticity of any such instructions, and Agent and Lenders may act on the instructions of anyone that Agent or such Lender perceives to be one of the persons authorized to request loans hereunder. Agent shall have the right to accept the instructions of any of the foregoing persons unless and until Agent actually receives from Borrowers’ Agent (in accordance with the notice provisions of this Agreement) written notice of termination of the authority of that person. Borrowers’ Agent may change persons designated to give Agent borrowing instructions only by delivering to Agent written notice of such change. Borrowers’ Agent will ensure that each telephone instruction from any person designated in or pursuant to this paragraph shall be followed by written confirmation of the request for disbursement in such form as Agent makes available to Borrowers from time to time for such purpose; provided, however, that Borrowers’ Agent’s failure to provide written confirmation of any telephonic instruction shall not invalidate such telephonic instruction.

(d) Application of Remittances. Borrowers will use only invoices in forms that Agent has approved (Agent acknowledging that all invoice forms provided to Agent prior to the Agreement Date have been approved by Agent), and Borrowers’ billings on such invoices will be conclusive evidence of assignment and transfer hereunder to Agent of the Accounts represented thereby, whether or not any Borrower executes any other instrument with regard to any specific Account. Each Borrower will cause (1) all of its cash receipts (other than proceeds from the issuance of equity interests that are not of the types described in clause (vi) below), including (i) the proceeds of Accounts, (ii) the proceeds of any indebtedness issued by a Borrower, (iii) the proceeds of any asset dispositions, (iv) the proceeds of any insurance payments, condemnation awards and payments in lieu thereof (subject, however, to Section 7(f)), (v) any amounts receivable by a Borrower in connection with any cause of action or claim, (vi) proceeds from the issuance of equity interests that are (A) issued in connection with a Curative Equity Contribution, or (B) issued at a time that Borrowers’ borrowing availability is less than $4,000,000, and (vii) any payments consisting of indemnity payments or purchase price adjustments, and (2) the proceeds of all other Collateral to be forwarded by all Customers or any other payor directly to a lockbox designated by Agent. In the case of issuance of any equity interests of the types described in clause (vi) above or the issuance of any indebtedness, (I) the documentation evidencing such issuance of equity interests or indebtedness shall expressly provide that the proceeds of such issuance shall be earmarked for the purpose of repaying the Obligations and shall be paid directly to Agent for such purpose, and (II) Borrowers shall cause each Person that obtains any such equity interests or is the holder of any such indebtedness to pay the proceeds of such equity interest or indebtedness issuance directly to Agent for the purpose of repaying the Obligations. The lockbox described above shall be maintained by a bank designated by Agent and all payments received in such lockbox shall be deposited in a bank account in Agent’s name and owned by Agent at such bank designated by Agent for application to the Obligations. All checks, cash or other remittances received by any Borrower, whether for application to Accounts or otherwise, will be received by such Borrower in trust for Agent, and such Borrower will turn over to Agent the identical remittances as speedily as possible, appropriately endorsed, if necessary. Borrowers will be given credit for the purposes of calculating availability under the Borrowing Base immediately after such collections, including wire transfers, are posted to the depository account related to the lockbox required hereunder and immediately after such collections are posted to the depository account related to the lockbox required hereunder for all other purposes under this Agreement, including interest calculation. Collections shall be deemed posted to the depository account related to the lockbox required hereunder two (2) Business Days after receipt thereof in such lockbox. Borrowers will account fully and faithfully for and promptly pay or turn over to Agent proceeds in whatever form received of the sale or other disposition of any Collateral, and each Borrower agrees that the inclusion of proceeds in “Collateral” will not be deemed to mean that Agent or any Lender consents to any Borrower’s disposition of Collateral other than in accordance with the terms of this Agreement.

(e) Conditions to Obligation to Make Loans. Each Borrower acknowledges that Lenders’ obligation to make loans to Borrowers (or to issue or create or cause the issuance or creation by Lenders or their Affiliates of letters of credit or acceptances for Borrowers’ account) is subject to the following terms and conditions:

(i) Lenders have no obligation to make the initial loan to Borrowers or to extend any other financial accommodation to Borrowers unless and until (A) Borrowers deliver to Agent, in form and substance satisfactory to Agent in its discretion, each agreement, instrument, legal opinion and other document specified on Item 6 of the Schedule, and (B) each other condition precedent specified on Item 6 of the Schedule has been satisfied in a manner satisfactory to Agent in Agent’s discretion.

(ii) Lenders’ obligation to make any loans to Borrowers and extend other financial accommodations to Borrowers (including the initial loans) is subject to the conditions that, as of the date of any such loan or other accommodation, no Default (and no event or circumstance which, with the giving of notice or passage of time, would constitute a Default) will have occurred and be continuing hereunder, there will have occurred no material adverse change in any Borrower’s financial condition or operations or in any Borrower’s business prospects as compared to the state of facts existing on the Agreement Date, and Borrowers’ representations and warranties set forth in this Agreement (including any amendment, modification, supplement or extension hereof) and the other Loan Documents will be true and correct as if made on and as of the date of each subsequent credit request (except to the extent specifically referring to an earlier date). Each request for a borrowing or other financial accommodation by Borrowers’ Agent will be deemed to be a reaffirmation of each of Borrowers’ warranties and representations hereunder.

(f) Repayment of Loans. Upon the occurrence of and during the continuation of a Default under this Agreement, Borrowers will repay upon demand all of the Obligations. If no demand is earlier made, Borrowers will repay all Obligations in full, without demand or notice, on the last day of the term of this Agreement (as provided in clause (g) below). If at any time for any reason, the aggregate outstanding principal amount of all loans exceeds the Borrowing Base or any other limitation on the amount available to be borrowed hereunder, Borrowers will immediately, without notice or demand, repay the outstanding principal amount of the loans, together with accrued and unpaid interest on the amount repaid, in an amount equal to such excess (it being understood that such excess amount, regardless of how it arose, shall nevertheless constitute an Obligation hereunder and be secured by all of the Collateral). Borrowers shall make each payment required hereunder or under any other Loan Document without setoff, deduction or counterclaim.

(g) Maturity. This Agreement will continue in full force and effect from the Agreement Date until the termination date provided for in Item 7 of the Schedule.

(h) Voluntary Termination. Borrowers may terminate this Agreement at any time upon at least 90 days’ prior written notice to Agent and Lenders, or such earlier notice as Agent may agree in its Permitted Discretion. On the date specified in such notice, termination will be effective, so long as Borrowers have paid to Agent, for the benefit of itself and Lenders, in same day funds, an amount equal to the aggregate principal amount of all loans outstanding on such date, together with accrued interest thereon, the originals of all letters of credit and bankers acceptances, if any, issued, created or guaranteed by any Lender or any of their Affiliates for Borrowers’ account have been returned for cancellation or have been presented and paid by Borrowers or other arrangements satisfactory to Agent and Lenders have been made, all other Obligations outstanding and unpaid have been paid in full in cash, and Borrowers have provided Agent and Lenders an indemnification agreement satisfactory to Agent and Lenders with respect to returned and dishonored items and such other matters as Agent and Lenders shall require.

(i) Termination on Default. Notwithstanding the foregoing, should a Default occur and be continuing, Agent and Lenders will have the right to terminate this Agreement at any time upon prior notice, except as provided in Section 13(b).

(j) Survival. Notwithstanding termination, all the terms, conditions, and provisions hereof (including Agent’s security interest in the Collateral, but excluding any obligations of Agent or any Lender hereunder) will continue to be fully operative until all Obligations have been fully disposed of, concluded, paid, satisfied, and liquidated. Agent shall have no obligation to release its Liens on any Collateral until (i) the Obligations have been repaid in full in cash in immediately available funds, (ii) Agent shall have received cash collateral for, or other arrangements satisfactory to Agent shall have been made with respect to, contingent Obligations, (iii) the line of credit contemplated hereby shall have been terminated, and (iv) Borrowers and all other Obligors shall have executed a general release of all claims and causes of action against Agent, Lenders and their Affiliates in form and substance acceptable to Agent.

(k) Payments as Loans. Borrowers’ failure to pay any amount due from Borrowers under this Agreement or any other Loan Document, whether for principal, interest, fees, premiums, costs, expenses or otherwise, shall be deemed to be a request by Borrowers’ Agent for a loan hereunder, and Agent may charge Borrowers’ loan account for any such amount. Additionally, if Agent determines in its discretion that extensions of credit are necessary to protect the Collateral or to enhance the likelihood of repayment in full of the Obligations, Lenders are hereby authorized to make such extensions of credit and charge them to Borrowers’ loan account.

(l) Borrowers’ Agent. Each Borrower other than LSG hereby appoints LSG, and LSG shall act under this Agreement and the other Loan Documents, as, the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting loans and receiving account statements and other notices and communications to Borrowers (or any of them) from Agent and Lenders. Agent and Lenders may rely, and shall be fully protected in relying, on any request for an advance, disbursement instruction, report, information or any other notice or communication made or given by LSG, whether in its own name, as Borrowers’ Agent, or on behalf of on behalf of one or more Borrowers, and neither Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations hereunder be affected, provided, that the provisions of this paragraph shall not be construed so as to preclude any Borrower from taking actions permitted to be taken by a “Borrower” hereunder.

(m) Joint and Several Liability.

(i) Joint and Several Liability. All loans made to Borrowers and all of the other Obligations of Borrowers, including all interest, fees and expenses with respect thereto, shall constitute one joint and several direct and general obligation of all Borrowers. Notwithstanding anything to the contrary contained herein, each Borrower shall be jointly and severally, with each other Borrower, directly and unconditionally liable to Agent and Lenders for all Obligations, it being understood that the advances to each Borrower inure to the benefit of all Borrowers, and that Agent and Lenders are relying on the joint and several liability of Borrowers as co-makers in extending the loans hereunder. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Obligation payable to Agent or any Lender, it will forthwith pay the same, without notice or demand, unless such payment is then prohibited by application of law (provided such Obligation shall not be extinguished by any such prohibition).

(ii) No Reduction in Obligations. No payment or payments made by any Borrower or any other Person or received or collected by Agent or any Lender from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each Borrower under this Agreement, and each Borrower shall remain liable for all of the Obligations until the Obligations are paid in full.

(n) Obligations Absolute. Each Borrower agrees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Agent or any Lender with respect thereto, unless such payment is then prohibited by applicable law (provided such Obligation shall not be extinguished by any such prohibition.) All

Obligations shall be conclusively presumed to have been created in reliance hereon. The Obligations and other liabilities under this Agreement and the other Loan Documents shall be absolute and unconditional irrespective of: (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto; (b) any change in the time, manner or place of payments of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver thereof or any consent to departure therefrom, including any increase in the Obligations resulting from the extension of additional credit to any Borrower or otherwise; (c) any taking, exchange, release of or non-perfection in any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations; (d) any change, restructuring or termination of the corporate structure or existence of any Borrower; or (e) any other circumstance which may otherwise constitute a defense available to, or a discharge of, any Borrower. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

(o) Waiver of Suretyship Defenses. Each Borrower agrees that the joint and several liability of Borrowers provided for in this Agreement shall not be impaired or affected by any modification, supplement, extension or amendment of any contract or agreement to which one or more other Borrowers may hereafter agree (other than an agreement signed by Agent and Lenders specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by Agent or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatever with one or more other Borrowers or with any other Person, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. The liability of each Borrower is direct and unconditional as to all of the Obligations and may be enforced without requiring Agent or any Lender first to resort to any other right, remedy or security. Each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice (except to the extent expressly provided for herein or in another Loan Document) with respect to any of the Obligations, this Agreement or any other Loan Document and any requirement that Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any Collateral, including any rights any Borrower may otherwise have under O.C.G.A. § 10-7-24 or any successor statute or any analogous statute in any jurisdiction under the laws of which any Borrower is incorporated or in which any Borrower conducts business.

(p) Contribution and Indemnification among Borrowers. Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then, to the extent that such Borrower has not received the benefit of such repaid Obligations (whether through an inter-company loan or otherwise), the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which fraction is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the greater of (a) the amount of such repaid Obligations actually received by such Borrower (whether through an inter-company loan or otherwise), and (b) the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (i) rendering such Borrower “insolvent” within the meaning of Title 11 of the United States Code (the “Bankruptcy Code”), Section 2 of the Uniform Fraudulent Transfer Act (the “UFTA”), or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 4 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this paragraph shall be subordinate in right of payment to the prior payment in full of the Obligations.

3. Interest and Fees.

(a) Interest on Loans. Borrowers will pay Agent (for the benefit of itself and Lenders) or, at Agent’s option, Agent (for the benefit of itself and Lenders) may charge Borrowers’ loan account with, interest on the average daily net principal amount of Obligations outstanding hereunder, calculated monthly and payable on the first day of each calendar month, at a rate (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the sum of (i) LIBOR (as defined below), plus (ii) the interest margin specified in Item 8 of the Schedule (the “Interest Margin”). LIBOR may not be the lowest or best rate at which Agent calculates interest or extends credit. LIBOR for each calendar month shall be adjusted (if necessary) on the first day of such calendar month and shall be equal to LIBOR in effect as of the close of business on the last Business Day of the immediately preceding calendar month. As used herein, “LIBOR” means, at any time, an interest rate per annum equal to the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) as published in the “Money Rates” section of The Wall Street Journal (or another national publication selected by Agent) as the one-month London Interbank Offered Rate for United States dollar deposits (or, if such page shall cease to be publicly available or, if the information/description contained on such page, in Agent’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, then such rate as reported by any publicly available recognized source of similar market data selected by Agent that, in Agent’s reasonable judgment, accurately reflects such London Interbank Offered Rate). LIBOR is presently 0.15% per annum and, therefore, the rate of interest in effect on the Agreement Date, expressed in simple interest terms, is 4.15% per annum with regard to any loans outstanding hereunder bearing interest based upon LIBOR.

(b) Market Disruption Event. If, at any time, Agent determines (which determination shall be conclusive and binding) that (i) by reason of circumstances affecting the London interbank market generally, adequate and fair means do not exist for ascertaining

LIBOR for the following month as provided in subsection (a) hereof, or (ii) disruptions in the short term money markets have materially and adversely affected Agent’s and Lenders’ cost of funds such that the interest rate hereunder does not adequately or fairly reflect Agent’s and Lenders’ cost of making, funding or maintaining the loans hereunder, a “Market Disruption Event” will be deemed to have occurred and Agent shall promptly notify Borrowers’ Agent thereof. The rate of interest hereunder (the “Adjusted Rate of Interest”) shall be adjusted and shall thereafter be a rate equal to the sum of (x) the rate that Agent determines (which determination shall be conclusive and binding), expressed as a percentage rate per annum, to be the cost to Agent and Lenders of funding the loan from whatever source they may reasonably elect, plus (y) the Interest Margin. Agent shall give prompt notice to Borrowers’ Agent of the Adjusted Rate of Interest. Borrowers shall begin to be charged interest at the Adjusted Rate of Interest effective as of the first day of the month following the month in which Agent provides notice thereof to Borrowers’ Agent; provided, however, that if Borrowers are unwilling to accept the Adjusted Rate of Interest, they may terminate this Agreement and prepay all amounts due hereunder within thirty (30) days of the effective date of the Adjusted Rate of Interest without paying a prepayment fee.

(c) Default Interest. To the extent permitted by law and without limiting any other right or remedy of Agent or any Lender hereunder, whenever there is a Default under this Agreement, the rate of interest on the unpaid principal balance of the Obligations shall, at the option of Agent, be increased by adding the default margin identified on Item 9 of the Schedule to the interest rate otherwise in effect hereunder. Agent may charge such default interest rate retroactively beginning on the date the applicable Default first occurred or existed. Each Borrower acknowledges that: (i) such additional rate is a material inducement to Lenders to make the loans described herein; (ii) Lenders would not have made the loans in the absence of the agreement of Borrowers to pay such additional rate; (iii) such additional rate represents compensation for increased risk to Lenders that the loans will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (A) the cost to Lenders in allocating their resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the loans, and (B) compensation to Lenders for losses that are difficult to ascertain. In the event of termination of this Agreement by either party hereto, Lenders’ entitlement to this charge will continue until all Obligations are paid in full.

(d) Fees. Borrowers will pay to Agent and Lenders the fees set forth in Item 10 of the Schedule.

(e) No Usury. Each Borrower acknowledges that Agent and Lenders do not intend to reserve, charge or collect interest on money borrowed under this Agreement at any rate in excess of the rates permitted by applicable law and that, should any interest rate provided for in this Agreement exceed the legally permissible rate(s), the rate will automatically be reduced to the maximum rate permitted under applicable law. If Agent or any Lender should collect any amount from Borrowers which, if it were interest, would result in the interest rate charged hereunder exceeding the maximum rate permitted by applicable law, such amount will be applied to reduce principal of the Obligations or, if no Obligations remain outstanding, will be refunded to Borrowers.

(f) Monthly Statements. Agent will render a statement to Borrowers’ Agent each month for loans, payments, and other transactions pursuant to this Agreement, and such statement rendered by Agent will be binding upon Borrowers unless Agent is notified in writing to the contrary within 30 days after the date such statement is rendered.

4. Representations and Warranties of Borrowers.

(a) Authority, Compliance with Laws, Litigation, No Material Adverse Change, Etc. Each Borrower represents and warrants to Agent and Lenders that: (i) such Borrower’s exact legal name, type of organization, state of organization and organizational identification number are fully and accurately set forth on Item 11 of the Schedule, and such Borrower is duly organized and validly existing under the laws of such state of organization; (ii) the execution, delivery, and performance of this Agreement and the other Loan Documents are within such Borrower’s corporate powers, have been duly authorized, do not violate such Borrower’s constituent documents, any law or regulation, including without limitation, any law or regulation relating to occupational health and safety or protection of the environment, applicable to such Borrower, or any indenture, agreement, or undertaking to which such Borrower is a party or by which such Borrower or such Borrower’s property is bound; (iii) this Agreement and the other Loan Documents to which such Borrower is a party constitute valid, binding and enforceable obligations of such Borrower in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws applicable to creditors’ rights generally or by generally applicable equitable principles affecting the enforcement of creditors’ rights; (iv) such Borrower has no subsidiaries or other investments in other Persons, except as set forth on Item 12 of the Schedule; (v) such Borrower is in compliance in all material respects with all laws, rules and regulations applicable to such Borrower, including laws, rules or regulations concerning the environment, occupational health and safety and pensions or other employee benefits, and including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.; (vi) except as set forth on Item 13 of the Schedule, there is no litigation or investigation pending against such Borrower (or, so far as such Borrower is aware, threatened) which, if it were decided adversely to such Borrower, could reasonably be expected to have a material adverse effect on such Borrower, such Borrower’s financial or operational condition or such Borrower’s prospects (taking into account any insurance coverage that has been acknowledged by the insurer); (vii) other than debt that is to be repaid from the proceeds of the first advance hereunder, such Borrower is not indebted to any other Person for money borrowed nor has such Borrower issued any guaranty of payment or performance by any other Person, except as set forth on Item 14 of the Schedule; (viii) since the date of the financial statements of such Borrower most recently delivered to Agent, there has been no material adverse change in such Borrower’s business, such Borrower’s financial or operational condition or such Borrower’s business prospects; and (ix) such Borrower is, and after giving effect to the initial loans under this Agreement and the application of the proceeds of such loans such Borrower will be, solvent and has sufficient revenues to pay such Borrower’s obligations as they come due and adequate capital with which to conduct such Borrower’s business.

(b) Title to Assets, Other Collateral Matters. Each Borrower represents and warrants to Agent and Lenders that: (i) such Borrower has good and marketable title to the Collateral, free of all Liens except for Permitted Liens, and no financing statement, mortgage, notice of Lien, deed of trust, security agreement, or any other agreement or instrument creating or giving notice of any Lien against any of the Collateral has been signed, authorized or delivered by such Borrower, except in Agent’s favor or with respect to Permitted Liens; (ii) with regard to each Account as it arises, except as set forth on a Borrowing Base Certificate including such Account: (A) such Borrower will have made delivery of the goods or will have rendered the services ordered; (B) the Customer will have accepted the goods and/or services; and (C) no Customer dispute will exist in any respect, including, without limitation, disputes as to price, terms, warranties, quantity or quality, and claims of set-off, release from liability or defense based upon any act of God or a public enemy or war or because of the requirements of law or of rules, orders, or regulations having the force of law; (iii) all Inventory is in good condition, meets all applicable governmental standards and is currently usable or saleable in the ordinary course of such Borrower’s business for a price approximating at least such Borrower’s cost thereof; (iv) all Equipment is in good condition and state of repair, ordinary wear and tear excepted, or otherwise in a condition that will not result in a material adverse effect on such Borrower’s business or such Borrower’s financial or operational condition or prospects; (v) all Collateral meets applicable government standards; (vi) in the past five years, except as set forth on Item 15 of the Schedule (A) such Borrower has not used any other legal, trade or fictitious names, and (B) such Borrower has not been a party to any merger or purchased assets from any other Person other than in the ordinary course of business; and (vii) each of such Borrower’s chief executive office and principal place of business, all Inventory, all Equipment and all other Collateral is located at the addresses (including the county) set forth on Item 16 of the Schedule and has not been located at any other location during the five year period prior to the Agreement Date.

(c) Ownership Structure. Each Borrower represents and warrants that (i) Item 17 of the Schedule accurately describes the ownership of such Borrower’s capital stock, membership interests or other equity interests (other than unexercised warrant rights), and (ii) the individual(s) listed on Item 17 of the Schedule have, directly or indirectly, voting and managerial control of such Borrower.

(d) Intellectual Property. Borrowers represent and warrant to Agent and Lenders that, to Borrowers’ knowledge: (i) Borrowers own, or are licensed to use, all Intellectual Property reasonably necessary for the conduct of their business as currently conducted, except to the extent that failure to do so could not reasonably be expected to have a material adverse effect on such Borrower’s business or such Borrower’s financial or operational condition or prospects; and (ii) the use by Borrowers of the Intellectual Property does not infringe the rights of any Person in any respect, except for any such use which could not reasonably be expected to have a material adverse effect on such Borrower’s business or such Borrower’s financial or operational condition or prospects.

(e) Additional Representations. Each Borrower represents and warrants to Agent and Lenders that: (i) such Borrower is not engaged as one of such Borrower’s principal activities in owning, carrying or financing the purchase or ownership by others of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System); (ii) such Borrower owns no real property and leases no real property other than as listed on Item 18 of the Schedule; (iii) a true, correct and complete list of any warehousemen, processors, consignees or other bailees with possession or control of any Inventory is set forth on Item 18 of the Schedule; (iv) a list and brief description of all bank accounts maintained by such Borrower with any bank or financial institution is set forth on Item 19 of the Schedule; (v) there are no outstanding obligations under any employee stock purchase plan maintained by any Borrower except as disclosed in Item 5 of the Schedule; and (vi) no Obligor is a party to any agreement with, or engaged in any transaction with, Maxik Labs, Inc.

5. Collateral.

(a) Grant of Security Interest. To induce Agent and Lenders to accept this Agreement and to make loans to Borrowers from time to time pursuant to its terms, each Borrower hereby grants to Agent, for itself and as agent for Lenders and any Affiliate of Agent or any Lender, a security interest in, and assigns, mortgages and pledges to Agent, for itself and as agent for Lenders and any Affiliate of Agent or any Lender, all of such Borrower’s right, title and interest in and to all of such Borrower’s property, whether real or personal, tangible or intangible, now owned or existing or hereafter acquired or arising, including all of the following, in each case, other than Excluded Collateral (collectively, the “Collateral”):

(i) all Accounts, Inventory, Equipment, Goods, General Intangibles and Negotiable Collateral;

(ii) all investment property, securities and securities accounts and financial assets, as well as all bank and deposit accounts and all funds on deposit therein;

(iii) all chattel paper (whether tangible or electronic) and contract rights;

(iv) all guaranties, collateral, Liens on real or personal property, leases, letters of credit, letter-of-credit rights, supporting obligations, and all other rights, agreements, and property securing or relating to payment of Accounts or any other Collateral;

(v) all documents, books and records relating to any Collateral or to such Borrower’s business;

(vi) all other property of such Borrower’s now or hereafter in the possession or control of Agent, any Lender or any of Agent’s or any Lender’s Affiliates (including cash, money, credits and balances of such Borrower held by or on deposit with Agent, and Lender or any Affiliate of Agent or any Lender);

(vii) all other assets of any Obligor in which Agent receives a security interest to secure all or part of the Obligations or which hereafter come into the possession, custody or control of Agent, any Lender or any Affiliate of Agent or any Lender;

(viii) all of such Borrower’s commercial tort claims listed on (A) Item 20 of the Schedule (which such Borrower represents and warrants is a true, accurate and complete list of all of such Borrower’s commercial tort claims as of the Agreement Date) or (B) any other writing provided to Agent pursuant to Section 7(g); and

(ix) all proceeds and products of all of the foregoing in any form, including amounts payable under any policies of insurance insuring all or any of the foregoing against loss or damage, all parts, accessories, attachments, special tools, additions, replacements, substitutions and accessions to or for all or any of the foregoing, all condemnation or requisition payments with respect to all or any of the foregoing and all increases and profits received from all or any of the foregoing.

As used herein, “Excluded Collateral” means (i) equity interests of any subsidiary organized under the laws of a jurisdiction outside the United States of America, its territories or its possessions that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof) in excess of sixty-five (65%) percent of all of the issued and outstanding shares of equity interests of such subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2); or (ii) any contract, lease, permit, license, or license agreement covering real property or equipment or any rights or interest in any contract, lease, permit, license, or license agreement covering real property or equipment of any Borrower if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or Lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of Agent’s continuing security interests in and liens upon any rights or interests of any Borrower in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or equity interests (including any Accounts or equity interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or equity interests), solely during the period of such prohibition, and solely to the extent that a consent or waiver has not been obtained that permits Agent’s Lien notwithstanding the prohibition; or (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the US PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; or (iv) the $3,000,000, together with interest earned thereon, on deposit on the date hereof in the Second Lien Dominion Account.

For the sake of clarity, (i) any references in this Agreement or other Loan Documents to any portion or type of Collateral shall expressly exclude the Excluded Collateral and (ii) nothing in the foregoing shall be construed to limit, impair or otherwise affect any of Agent’s continuing security interest and liens upon any proceeds of Excluded Collateral.

(b) Obligations. Such grant, assignment, mortgage and transfer is made for the purpose of securing and the Collateral secures and will continue to secure all of the Obligations.

6. Financial Covenants. Borrowers shall comply with each of the financial covenants set forth on Item 21 of the Schedule.

7. Collateral Covenants.

(a) Accounts. Borrowers will notify Agent promptly of, and use commercially reasonable efforts to settle, all Customer disputes. Upon the occurrence of and during the continuation of a Default, Agent will have the right at all times to settle, compromise, adjust, or litigate all Customer disputes directly with the Customer or other complainant upon such terms and conditions as Agent deems advisable without incurring liability to any Borrower for Agent’s performance of such acts. Agent may, at any time and from time to time, contact Customers to verify Accounts and/or to notify Customers of Agent’s security interest in the Accounts and to instruct such customers to pay such Accounts to the lockbox established pursuant to Section 2. All of Borrowers’ books and records concerning Accounts and a copy of Borrowers’ general ledger will be maintained at the address of Borrowers’ chief executive office set forth on Item 16 of the Schedule. All Accounts included on any Borrowing Base Certificate will be, except as indicated on such Borrowing Base Certificate or subsequently in writing to Agent, bona fide and existing obligations of Customers arising out of the sale of goods and/or the rendering of services by Borrowers in the ordinary course of Borrowers’ business, owned by and owing to Borrowers without defense, setoff or counterclaim, and will be subject to a perfected, first-priority security interest in Agent’s favor and will be free and clear of all other Liens other than Permitted Liens.

(b) Inventory. All Inventory will at all times be located at one of the Inventory locations set forth on Item 16 of the Schedule as the current location of Borrowers’ chief executive office or a current location of other Collateral, will be subject to a perfected, first-priority security interest in Agent’s favor and will be free and clear of all other Liens other than Permitted Liens. Sales of Inventory will be made in compliance with all material requirements of applicable law.

(c) Equipment. Borrowers will maintain all Equipment used or useful in Borrowers’ business in good and workable condition, ordinary wear and tear excepted, or otherwise in a condition that will not result in a material adverse effect on such Borrower’s business or such Borrower’s financial or operational condition or prospects, subject to a perfected, first-priority security interest in Agent’s favor and free and clear of all other Liens (other than Permitted Liens), at one of the locations set forth on Item 16 of the Schedule as the current location of Borrowers’ chief executive office or a current location of other Collateral.

(d) Defense of Title. All Collateral will at all times be owned by Borrowers, and Borrowers will defend Borrowers’ title to the Collateral against the claims of third parties. Borrowers will at all times keep accurate and complete records of the Collateral.

(e) Perfection; Further Assurances. No Borrower shall change its name, state of organization, type of organization or organizational identification number without providing at least 20 days’ prior written notice to Agent. Borrowers’ Agent will give Agent at least 20 days’ prior written notice (unless otherwise agreed to by Agent in its sole discretion), of any change in the location of a Borrower’s principal place of business or chief executive office, any change in the locations of a Borrower’s Inventory or Equipment and any acquisition by a Borrower of any interest in real property. Borrowers will, at Borrowers’ expense, promptly execute and deliver from time to time at Agent’s request and pay the costs of filing such additional financing statements, mortgages, or other evidences of Liens as may be necessary or desirable to perfect or continue perfection of Agent’s security interest in Borrowers’ property or, at Agent’s request, to create and perfect a Lien on newly acquired real property. Borrowers will use all reasonable efforts to obtain from any landlord, warehouseman, processor or other third party operator of premises on which any Collateral is located an acceptable Lien waiver or subordination agreement in Agent’s favor with respect to such Collateral. All Collateral is and will continue to be, except as expressly consented to by Agent, personal property and will not, by reason of attachment or connection to any realty, either become or be deemed to be a fixture or appurtenance to such realty and will at all times be readily removable without material damage to any realty. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrowers shall, immediately upon written request therefor from Agent, endorse and assign such Negotiable Collateral over to Agent and deliver actual physical possession of the Negotiable Collateral to Agent. Borrowers shall at any time and from time to time take such steps as Agent may request for Agent (i) to obtain an acknowledgment, in form and substance satisfactory to Agent, of any bailee having possession of any of the Collateral that such bailee holds such Collateral for Agent, (ii) to obtain “control” of any investment property, deposit accounts, letter-of-credit rights and chattel paper (including electronic chattel paper) in accordance with Article 9 of the UCC, with any agreements establishing control to be in form and substance satisfactory to Agent, (iii) to have Agent’s Lien noted on each certificate of title evidencing any Collateral, and (iv) otherwise to insure the continued perfection and priority of Agent’s security interest in any of the Collateral and of the preservation of its rights therein.

(f) Insurance. Borrowers will obtain and maintain in full force and effect insurance covering the Collateral against all risks to which the Collateral is exposed, including loss, damage, fire, theft, product liability and all other such risks (including, once established in accordance with Section 7(i), product recall), in such amounts, with such companies, under such policies and in such form as will be satisfactory to Agent, which policies will name Agent as an additional insured and provide that loss thereunder will be payable to Agent as Agent’s interests may appear upon a lender’s loss payee endorsement acceptable to Agent in its Permitted Discretion. Borrowers will also obtain and maintain in full force and effect liability insurance and such other types of insurance as Agent may require (such as business interruption insurance), in each case against such risks, in such amounts, with such companies, under such policies and in such form as will be satisfactory to Agent. All proceeds of any such insurance and all proceeds arising from any condemnation of any Collateral will be paid over to Agent directly, and Agent may apply such proceeds or awards to payment of the Obligations, whether or not due, in such order of application as Agent determines or, in Agent’s sole discretion, apply such proceeds or awards, in whole or in part, to the replacement, restoration or rebuilding of the lost or damaged property. In all events, however, if requested by Borrowers in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment, Borrowers may use such proceeds or awards to repair or replace such Equipment as long as (i) no Default exists; (ii) such repair or replacement is promptly undertaken and concluded and in all events within ninety (90) days, in accordance with plans satisfactory to Agent; (iii) the repaired or replaced Equipment is of comparable quality and utility and free of Liens, other than Permitted Liens that are not of the type described in clause (e) of the definition thereof; (iv) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (v) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $500,000. Borrowers will provide to Agent from time to time certificates showing such coverage in effect and, at Agent’s request, the underlying policies.

(g) Commercial Tort Claims. If a Borrower shall at any time acquire a commercial tort claim in excess of $175,000, Borrowers’ Agent shall promptly, and in any event, within 10 Business Days following receipt thereof, notify Agent in a writing signed by Borrowers’ Agent of the details thereof and grant to Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Agent.

(h) Financing Statements. Agent may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets” of a Borrower or words of similar effect and which contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the applicable Borrower is an organization, the type of organization and any organization identification number issued to the applicable Borrower, and each Borrower hereby ratifies and re-authorizes all such financing statements filed by Agent on or prior to the Agreement Date. Borrowers agree to furnish any such information to Agent promptly upon request. Any such financing statements, continuation statements or amendments may be filed by Agent without notice to any Borrower and may be filed at any time in any jurisdiction. Each Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming a Borrower as the debtor and Agent as the secured party without the prior written consent of Agent, and each Borrower agrees that it shall not do so without the prior written consent of Agent.

8. Other Covenants.

(a) No Merger or Disposition of Assets. No Borrower will not merge or consolidate with any other Person, or purchase all or substantially all of the assets of any other Person, or sell, transfer, lease, abandon, or otherwise dispose of a substantial portion of such Borrower’s assets or any of the Collateral or any interest therein, except that, so long as no Default has occurred and is continuing:

(i) Each Borrower may merge with another Obligor as long as a Borrower is the surviving entity of any such merger to which it is a party;

(ii) With the prior written consent of Agent, each Borrower may merge with a subsidiary of such Borrower that is not an Obligor so long as such Borrower is the surviving entity of any such merger;

(iii) Each Borrower may make Permitted Dispositions; and

(iv) Each Borrower may sell Inventory in the ordinary course of such Borrower’s business.

(b) No Debt or Liens; Taxes. No Borrower will obtain or attempt to obtain from any Person other than Agent and Lenders any loans, advances, or other financial accommodations or indebtedness of any kind, nor will any Borrower enter into any direct or indirect guaranty of any obligation of another Person, other than (i) Permitted Indebtedness, (ii) indebtedness owed to the Term Loan Parties pursuant to the Term Loan Agreement, provided that it is subject to the Intercreditor Agreement, and (iii) indebtedness in connection with purchase money security interests constituting Permitted Liens (and capital leases) not to exceed, in aggregated principal amount, the amount set forth on Item 22 of the Schedule at any one time outstanding. Borrowers will not permit any of Borrowers’ assets to be subject to any Lien other than Permitted Liens. Borrowers shall pay when due (or before the expiration of any extension period) any tax or other assessment (including all required payments or deposits with respect to withholding taxes), and Borrowers will, upon request by Agent, promptly furnish Agent with proof satisfactory to Agent that Borrowers have made such payments and deposits.

(c) No Distributions.

(i) No Borrower will retire, repurchase or redeem any of such Borrower’s capital stock or other ownership interest in such Borrower, nor declare or pay any dividend in cash or other property (other than additional shares of capital stock or additional ownership interests) to any owner or holder of such Borrower’s shares or other ownership interest; provided, that:

(A) any subsidiary of a Borrower may declare and pay dividends to such Borrower;

(B) Borrowers may repurchase equity interests consisting of common stock held by employees pursuant to any employee stock ownership plan thereof disclosed in Item 5 of the Schedule upon the termination, retirement or death of any such employee in accordance with the provisions of such plan; provided, that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower or its property is bound, and (iv) the aggregate amount of all payments for such repurchases in any calendar year shall not exceed $250,000;

(C) LSG may redeem, retire, defease, purchase or otherwise acquire any shares of any class of its equity interests for consideration in the form of shares of common stock or Qualified Equity Interests, or the proceeds therefrom, so long as, in each case after giving effect thereto no Change of Control or other Default shall exist or occur; and

(D) LSG may effect a redemption of its Series H Preferred Shares, Series I Preferred Shares, and Series J Preferred Shares, in each case pursuant to the terms of the applicable Certificates of Designation; provided, that, in all events Borrowers shall indefeasibly repay the Obligations in full and cause all Letters of Credit to be cancelled and returned (or cash collateralized pursuant to Section 17(c)) at least 1 Business Day prior to the date on which LSG effects such redemption as permitted by this Section 8(c).

(ii) No Borrower will enter into a management or advisory agreement with, or pay any Management Fees except as permitted by the Service Fees Subordination Agreement.

(d) No ERISA Liabilities. Each Borrower will make timely payments of all contributions required to meet the minimum funding standards for such Borrower’s employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) and will promptly report to Agent the occurrence of any reportable event (as defined in ERISA) and any giving or receipt by such Borrower of any governmental notice (other than routine requests for information) in respect of any such plan.

(e) Transactions with Affiliates. No Borrower will engage in any transaction with any of Borrowers’ officers, directors, employees, owners or other Affiliates, except for (i) transactions with Affiliates that are expressly permitted by Section 8(a) or Section 8(c), (ii) Permitted Investments that expressly may be made with an Affiliate pursuant to the definition of “Permitted Investments”, and (c) “arms-length” transactions on terms no less favorable to such Borrower than would be granted to such Borrower in a transaction with a Person who is not an Affiliate, which transaction shall be approved by such Borrower’s disinterested directors and shall be disclosed in a timely manner to Agent prior to the consummation of the transaction. Notwithstanding the foregoing, no Obligor shall engage in any transaction with Maxik Labs, Inc.

(f) Loans/Investments. No Borrower will make any loans or advances to or extend any credit to any Person except (i) the extension of trade credit in the ordinary course of business; and (ii) advances to employees not to exceed an aggregate outstanding amount of $10,000 at any one time outstanding for all employees. No Borrower shall purchase, acquire or otherwise invest in any Person except Permitted Investments. Without limiting the generality of the foregoing, no Borrower shall create any new subsidiary or make loans to, transfer any money or other assets to or otherwise invest in any subsidiary.

(g) Capital Expenditures. No Borrower shall make or incur capital expenditures in excess of the amount set forth on Item 23 of the Schedule during any fiscal year.

(h) Reserved.

(i) Amendments of Documents. Without the prior written consent of Agent, no Borrower shall amend or modify its articles of incorporation (other than amendments necessary in connection with the issuance of equity interests permitted by Section 8(n), but only to the extent that any such amendment is not materially adverse to Agent or any Lender and Agent has received prior written notice of such amendment), by-laws or other constituent documents, any note, instrument or agreement in connection with any Subordinated Debt (except to the extent permitted by the definition of Permitted Indebtedness), or the Term Loan Agreement (except to the extent permitted by the Intercreditor Agreement)

(j) Use of Proceeds. No Borrower shall use the proceeds of any loans hereunder for any purpose other than general working capital purposes, to repay the “Delayed Draw Term Loans” (as defined in the Term Loan Agreement) in existence on the Agreement Date, and for any other purpose expressly permitted by this Agreement.

(k) Payments to Customs Brokers, etc. Borrowers shall pay before delinquency or before the expiration of any extension period all applicable duties, freight, charges and like fees and charges owing to United States Customs and Border Protection, customs brokers, shippers, freight forwarders, carriers and warehousemen.

(l) Repayment of Term Loan Debt. No Borrower shall pay any principal on the Term Loan Debt other than (i) optional prepayments of Term Loan Debt or scheduled payments of principal (including at maturity but excluding mandatory prepayments which are addressed in clause (iii) below), upon not less than 5 Business Days prior written notice to Agent, so long as, upon giving pro forma effect to such prepayment (A) no Default exists, (B) Borrowers’ borrowing availability for each of the 90 days immediately preceding such prepayment has equaled or exceeded $5,000,000, and (C) Borrowers’ projected borrowing availability shall equal or exceed $5,000,000 as of the date of such prepayment and for each of the 90 days thereafter; (ii) refinancing in full of the Term Loan Debt so long as such refinancing is a Qualified Refinancing permitted by (and as defined under) the Intercreditor Agreement, or Agent otherwise consents in writing to such refinancing, and (iii) mandatory prepayments of the Term Loan Debt to the extent that (x) Agent waives any mandatory prepayment of the Obligations under this Agreement with respect thereto, (y) such prepayment is required under the Term Loan Agreement as in existence on the Agreement Date, and (z) Borrowers are not permitted to retain such proceeds pending reinvestment pursuant to the provisions of this Agreement as in existence on the Agreement Date.

(m) Inactive Subsidiaries. Borrowers shall (i) not permit any Inactive Subsidiary to conduct any business or own or lease any property, (ii) not, and shall not permit any Obligor to, transfer any property or make any distributions to any Inactive Subsidiary, and (iii) not, and shall not permit any Obligor to, make any advances, loans or investments in any Inactive Subsidiary.

(n) Limitations on Issuance of Equity Interests. Borrowers will not, and will not permit any of their subsidiaries or other Obligors to, issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its equity interests, other than the issuance of by LSG of Qualified Equity Interests; provided, that, (a) Agent shall have received not less than five (5) Business Days’ prior written notice (or such later notice as Agent may agree in its sole discretion) of such issuance and sale by LSG, which notice shall specify the parties to whom such Qualified Equity Interests are anticipated to be sold, to the extent then known, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such equity interests and the net cash proceeds, if any, which it is anticipated will be received by LSG from such sale, (b) the terms of such Qualified Equity Interests, and the terms and conditions of the purchase and sale thereof, shall not include any terms that (i) include any limitation on the right of any Borrower to request or receive any loans hereunder or the right of any Borrower or any Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Loan Documents, (ii) otherwise in any way relate to or affect the arrangements of Borrowers and the other Obligors with Agent and Lenders or (iii) are more restrictive or burdensome to any Borrower or any other Obligor than the terms of any equity interests in effect on the Agreement Date, and (c) as of the date of such issuance and sale and after giving effect thereto, no Default shall exist or have occurred.

9. Reporting and Information.

(a) Financial Statements. Borrowers’ Agent will submit to Agent as soon as available, and in any case not later than 30 days after the end of each month, a balance sheet, a detailed statement of profit and loss and a statement of cash flows, in each case prepared in accordance with GAAP on a consolidated and consolidating basis and certified by Borrowers’ Agent’s chief financial or accounting officer, Treasurer or Controller as presenting fairly, in accordance with GAAP, Borrowers’ financial condition as of the last day of such month and Borrowers’ results of operations for such month and for the portion of Borrowers’ fiscal year ending with such month. Borrowers’ Agent will also submit to Agent annual consolidated and consolidating financial statements within 120 days after the end of each fiscal year, including a balance sheet, the related statement of profit and loss and stockholders’ equity and a statement of cash flows, in each case prepared in accordance with the requirements set forth on Item 25 of the Schedule. Borrowers’ Agent will also submit to Agent annually at least 10 days prior to Borrowers’ fiscal year end final draft forecasted financial statements for the upcoming fiscal year, containing a projected balance sheet and profit and loss statement and as soon as available, but no less than 30 days following commencement of each fiscal year, final based-approved forecasted financial statements for such fiscal year, containing a projected balance sheet and profit and loss statement. Together with each monthly and annual financial statement, Borrowers’ Agent will deliver to Agent the certification of Borrowers’ Agent’s chief financial or accounting officer, Treasurer or Controller in the form of Exhibit B attached hereto to the effect that Borrowers are in compliance with the terms and conditions of this Agreement, and setting forth in detail the calculation of all financial covenants, or, if Borrowers are not in compliance, describing the nature of any noncompliance and the steps Borrowers are taking or proposes to take to remedy the same.

(b) Collateral Reports. Concurrent with the execution of this Agreement by Borrowers and concurrent with each request for a loan pursuant to Section 2(a), and no less frequently than as required by Item 26 of the Schedule, Borrowers’ Agent shall deliver to Agent a fully completed Borrowing Base Certificate certified by the Chief Executive Officer, Chief Financial Officer, Treasurer or Controller of Borrowers’ Agent as being true and correct. Concurrent with the delivery of each such Borrowing Base Certificate, Borrowers’ Agent shall provide a to Agent (x) a copy of the Specified Customer Scorecard, and (y) a written report of all materially significant returns, disputes and claims, together with sales and other reports relating to the Accounts and Inventory as required by Agent (including a spreadsheet in form and substance satisfactory to Agent setting forth shipment tracking information with respect to all outstanding shipments of Eligible In-Transit Inventory and all outstanding shipments of Inventory sold to the Specified Customer). Borrowers shall ensure that Agent has all information necessary to electronically access shipping information provided by any carrier or provider of Specified Customer Inventory, including providing Agent with updates to such information as may from time to time be necessary. Borrowers’ Agent shall deliver to Agent within ten (10) days after the end of each month a report, reflecting the status as of the end of each month and certified by the Chief Executive Officer, Chief Financial Officer, Treasurer or Controller of Borrowers’ Agent as being true and correct, containing (i) a current detailed aging, by total and by Customer, of Borrowers’ Accounts, (ii) a current detailed aging, by total and by vendor, of Borrowers’ accounts payable, and (iii) a detailed report of Borrowers’ Inventory, setting forth the quantity, type and cost thereof, all of which shall be set forth in a form and shall contain such information as is acceptable to Agent. Borrowers will also conduct a physical inventory count no less frequently than annually, adjust Borrowers’ records to reflect the results of the count and deliver to Agent monthly a list of locations of Inventory and the types and values of Inventory at each such location, in such form as Agent may require. At Agent’s request, Borrowers shall conduct such physical inventory counts and deliver such information more or less often than described above and such other information with respect to the Collateral, Borrowers or Borrowers’ business or financial condition as Agent may reasonably request.

(c) Obligor Financials. At least once during each twelve-month period (or more frequently if Agent shall so request), Borrowers will cause each Obligor (other than Borrowers) to deliver to Agent a financial statement for such Obligor as of a date satisfactory to Agent, in such form as Agent may reasonably request.

(d) Other Information. Borrowers will submit to Agent Borrowers’ federal tax returns each year as soon as available, and in any case not later than 7 days after filing thereof. Borrowers will notify Agent as promptly as possible of any Default, any receipt by a Borrower of notice from any governmental authority that a Borrower has or may have violated any law, rule or regulation applicable to a Borrower or the terms or conditions of any permit or license a Borrower holds or is required to hold in connection with the conduct of such Borrower’s business, any amendment to a Borrower’s constituent documents, any change in a Borrower’s management or ownership, the commencement of any material litigation, claim or action against a Borrower, and the occurrence of any failure by a Borrower to satisfy any fill rate requirement under its agreements with the Specified Customer, to the extent that such failure could result in the termination of any such agreement or the reduction of any amount payable to a Borrower by the Specified Customer.

10. Inspection Rights; Expenses; Etc.

(a) Field Examinations; Inspections; Appraisals. Agent shall have the right without hindrance or delay to conduct field examinations to inspect the Collateral, all other assets of Borrowers or any portion thereof, Borrowers’ books and records and all other aspects of Borrowers’ business, and to examine and make copies of Borrowers’ records, the Collateral and all other assets of Borrowers or any portion thereof, in each case wherever located, and Agent may enter upon Borrowers’ premises for such purposes, without notice, during business hours. Borrowers will assist Agent in whatever way necessary to make each such examination and inspection, and Borrowers agree to pay for such examinations as more fully described on Item 27 of the Schedule. Agent may discuss Borrowers’ financial condition with Borrowers’ independent accountants without liability to Agent or such accountants. Agent shall give prior notice to Borrowers’ Agent of any such discussion unless a Default exists or Agent reasonably believes that any Collateral may diminish in value. Agent shall have full access to all records available to Borrowers from any credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records. Agent may exhibit a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Agent as provided herein. Agent may, from time to time at Borrowers’ expense, obtain an appraisal on some or all of the Collateral; provided, however, that Borrowers shall only be obligated to reimburse Agent for any such appraisal no more than two (2) times per year; provided further, however, that any appraisal initiated during a Default shall be at Borrowers’ expense. For avoidance of doubt, Agent has the right to conduct unlimited appraisals of the Collateral (a) at Agent’s expense at any time when a Default is not in existence and (b) at Borrowers’ expense at any time when a Default is in existence.

(b) Performance by Agent. Agent may, from time to time at Agent’s option, perform any agreement of Borrowers hereunder which any Borrower fails to perform and take any other action which Agent deems necessary for the maintenance or preservation of any of the Collateral or Agent’s interest therein, and Borrowers agree to reimburse Agent immediately on demand for all of Agent’s expenses in connection with the foregoing (including, without being limited to, reasonable fees and expenses of legal counsel), together with interest thereon at the default rate of interest provided for herein from the date any such expense is incurred until reimbursed by Borrowers.

11. Rights of Setoff, Application of Payments, Etc. Agent will be entitled to hold or set off all sums and all other property of Borrowers at any time to Borrowers’ credit or in Agent’s or any Lender’s possession (or the possession of any of Agent’s or any Lender’s Affiliates) by pledge or otherwise or upon or in which Agent may have a Lien, as security for any and all of the Obligations. Agent will have the right and is hereby irrevocably authorized and directed to charge to Borrowers’ account the amounts of any and all such Obligations. Recourse to the Collateral or other security for the Obligations will not at any time be required and each Borrower hereby waives any right of marshalling such Borrower may have. Each

Borrower’s obligation to pay or repay the Obligations is unconditional. Each Borrower agrees that Agent may take such action with regard to the custody and collection of Accounts assigned to Agent as Agent may deem necessary. Each Borrower agrees that failure to take any action with regard to any given Account will not be unreasonable until and unless Agent receives a written request for specific action from Borrowers’ Agent with regard thereto and fails to respond thereto within a commercially reasonable time. Each Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Agent from or on behalf of any Borrower (including any rights a Borrower may have under Section 13-4-42 of the Official Code of Georgia), and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner and in such order as Agent may deem advisable.

12. Attorney-in-Fact. Each Borrower hereby appoints and constitutes Agent as such Borrower’s attorney-in-fact: (a) at any time, (i) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders, and other evidences of payment that come into Agent’s possession and to deposit or otherwise collect the same; (ii) to send verifications of accounts to Customers; and (iii) to execute in such Borrower’s name any financing statements, affidavits and notices with regard to any and all Lien rights; and (b) while any Default exists, (i) to receive, open, and dispose of all mail addressed to such Borrower; (ii) to notify the postal authorities to change the address and delivery of mail addressed to such Borrower to such address as Agent may designate; (iii) to sign such Borrower’s name on any invoice or bill of lading relating to the Collateral, on drafts against Customers, and notices to Customers; (iv) to sign any agreement or certificate in connection with any insurance policy of such Borrower (including any documentation to receive benefit payments due thereunder or to cancel such insurance policy and receive a refund of the unearned premium with respect thereto); and (v) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney-in-fact are hereby authorized, ratified and approved, and said attorney-in-fact will not be liable for any errors or mistake of fact or law. This power, being coupled with an interest, is irrevocable while any of the Obligations remain unpaid or Agent or any Lender has any commitment to a Borrower under this Agreement or otherwise.

13. Defaults and Remedies.

(a) Defaults. For purposes of this Agreement, “Default” means the occurrence of any of the following events: (i) non-payment when due of any amount payable on any of the Obligations; (ii) breach of any covenant or failure to perform any agreement or failure to meet any of any Borrower’s or any other Obligor’s obligations contained herein, in any other Loan Document or in any other agreement out of which any of the Obligations arose and such breach or failure continues without being cured for a period of three (3) Business Days after the occurrence thereof (unless such covenant or obligation expressly sets forth a specific cure period, or unless such covenant or obligation is otherwise specifically listed as a “Default” under this Section 13(a), or unless such covenant or obligation is contained in Sections 6 [Financial Covenants], 7 [Collateral Covenants], 8 [Other Covenants], 9 [Reporting and Information], or 10 [Inspection Rights; Expenses, Etc.] of this Agreement, or otherwise adversely impacts any Collateral, the value of any Collateral, the perfection of Agent’s security interest in any

Collateral, or the prospects of Borrowers’ payment of the Obligations or Agent’s ability to realize on any Collateral, in which case such 3 Business Day cure period shall not apply and a Default shall occur upon such breach or failure); (iii) non-payment when due of the premium on any insurance policy required to be maintained hereunder; (iv) any statement, representation, or warranty made in writing in this Agreement, any other Loan Document or in any other writing or statement at any time furnished or made or deemed furnished or made by any Borrower or any other Obligor to Agent or any Lender proves to have been untrue in any material respect as of the date furnished or made or deemed furnished or made; (v) any Borrower’s default under the Term Loan Agreement (and the expiration of any applicable cure period thereunder), or any one or more other agreements involving, in the aggregate, more than the amount set forth on Item 28 of the Schedule; (vi) suspension of the operation of any Borrower’s present business, except to the extent (A) arising from a merger permitted by Section 8(a), or (B) that a Permitted Disposition constitutes a partial suspension of the operation of any Borrower’s present business; (vii) any Obligor becomes insolvent or unable to pay its debts as they mature, or admits in writing that it is insolvent or unable to pay its debts, makes an assignment for the benefit of creditors, makes a conveyance fraudulent as to creditors under any state or federal law, a proceeding is instituted by or against any Obligor alleging that such Obligor is insolvent or unable to pay debts as they mature, a petition under any provision of Title 11 of the United States Code, as amended, is filed by any Obligor, or a petition under any provision of Title 11 of the United States Code, as amended, is filed against any Obligor and such petition filed against an Obligor is not dismissed within 60 days of the date of the filing thereof; (viii) entry of any one or more judgments against any Obligor that in the aggregate exceed the amount set forth on Item 29 of the Schedule, or creation, assertion, or filing of any judgment or tax Lien against the property of any Obligor, which in the case of any such judgment remains undischarged for 10 days after such entry or filing; (ix) the occurrence of a Specified Customer Default; (x) transfer of a substantial part (determined by market value) of the property of any Obligor; (xi) the occurrence of a Change of Control; (xii) termination, unenforceability or withdrawal of any guaranty, validity guaranty or support agreement for the Obligations, or failure of any Obligor to perform any of its obligations under such guaranty, validity guaranty or support agreement, or assertion by any Obligor that it has no liability or obligation under such a guaranty or validity guaranty; (xiii) appointment of a receiver for the Collateral or for any other property in which a Borrower has an interest; (xiv) seizure of any Collateral by any Person other than Agent; (xv) the occurrence of any act, omission, event or circumstance which has or could reasonably be expected to have a materially adverse effect on any Borrower or any other Obligor; (xvi) payment by any Borrower on any Subordinated Debt in violation of the applicable subordination agreement; or (xvii) the Pension Benefit Guaranty Corporation or the Department of Labor commences proceedings under ERISA to terminate any of Borrowers’ employee pension benefit plans.

(b) Remedies. If a Default occurs and is continuing, in each case without demand or notice to any Borrower, any other Obligor or any other Person (unless such notice is expressly required hereunder or under applicable law):

(i) Agent and Lenders may terminate their commitment, if any, to make loans or to extend other financial accommodations to Borrowers, and may declare the entire principal amount of all loans outstanding hereunder, all interest thereon, any unpaid fees and all other

Obligations of any kind or nature to be, and thereupon the same will immediately become, due and payable in full; and, in the event of a Default described under clause (vi) of Section 13(a), such termination and acceleration shall automatically occur without any notice, demand or presentment of any kind. Borrowers agree to deposit with Agent a cash sum equal to the amount of letters of credit and acceptances issued or guaranteed by Lenders or any of their Affiliates which have not been drawn upon or matured, which funds will be used to reimburse such Lenders or Affiliates upon drawing under any letter of credit or maturity of any acceptance.

(ii) Agent may decrease the advance rates set forth in the definition of “Borrowing Base” in Agent’s discretion.

(iii) Agent or Agent’s designee may notify Customers that the Accounts have been assigned to Agent and that Agent has a security interest therein, collect them directly, and charge the collection costs and expenses to Borrowers’ loan account.

(iv) Agent may (A) exercise any of its remedies under any other Loan Document, (B) apply any cash collateral to the Obligations (without limiting the foregoing, Agent may instruct any bank or other financial institution holding any cash, certificate of deposit or other Collateral to pay over such Collateral to Agent), and (C) draw on any letter of credit issued for the benefit of Agent or any Lender in connection with this Agreement or any other Loan Document and apply the proceeds thereof to the Obligations.

(v) Agent may make such payments and do such acts as Agent considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower authorizes Agent to enter each premises where any Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any Lien which in Agent’s opinion appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.

(vi) Agent may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral. Any such sale may be either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms. It is not necessary that the Collateral be present at any such sale.

(vii) Agent may, without regard to any waste, adequacy of the security or solvency of any Borrower, apply for the appointment of a receiver of the Collateral, to which appointment each Borrower hereby consents, whether or not foreclosure or repossession proceedings have been commenced hereunder or under any other Loan Document and whether or not a foreclosure sale or secured party sale has occurred.

(viii) Agent may cancel any insurance policy of a Borrower in exchange for a refund of the unearned premium with respect thereto, and each Borrower hereby authorizes any insurance company which has issued any such policy to make such payment directly to Agent for application to the Obligations.

(ix) Agent may, at Agent’s option, exercise any of the remedies available to Agent as a secured party under the Uniform Commercial Code as in effect in any applicable jurisdiction, or otherwise available to Agent under applicable law. Each Borrower agrees, upon Default, to cease the sale or other disposition of the Collateral, except with Agent’s prior written consent, and to assemble at Borrowers’ expense all the Collateral at a convenient place acceptable to Agent. Agent may charge to Borrowers’ loan account and Borrowers will pay Agent upon demand all costs and expenses, including reasonable attorneys’ fees (including fees of attorneys that are regular salaried employees of Agent or any of its Affiliates), in connection with: (A) the liquidation of any Collateral; (B) obtaining or enforcing payment of the Obligations; (C) the settlement, adjustment, compromise, or litigation of Customer disputes; or (D) the prosecution or defense of any action or proceeding either against Agent, against any Lender, or against any Borrower concerning any matter growing out of or in connection with this Agreement and/or any Collateral and/or any Obligations. If at any time Agent pays any state, city, local, federal, or other tax or levy attributable to the Collateral, Borrowers will repay to Agent the amount of tax so paid by Agent. Each Borrower agrees that Agent may apply any proceeds from disposition of the Collateral first to satisfy obligations secured by Liens prior to Agent’s security interest. Each Borrower will remain liable and will pay on demand any deficiencies arising upon the liquidation of any Collateral held by Agent.

(c) Curative Equity.

(i) Notwithstanding the existence of a Default resulting from a financial covenant violation under either Item 21(a) of the Schedule or Item 21(b) of the Schedule, a cash equity contribution (in the form of common equity or other Qualified Equity Interests having terms acceptable to Agent) made by Sponsor to LSG and immediately contributed to the capital of LSG, on or prior to the day that is ten (10) days after the day on which financial statements are required to be delivered for the applicable fiscal quarter, will, subject to the terms of clause (ii) of this Section 13(c), at the written request of Borrowers’ Agent, be included in the calculation of EBITDA, solely for the purposes of determining compliance with such financial covenant(s) at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Curative Equity Contribution”).

(ii) All Curative Equity Contributions shall comply with the following conditions:

(A) the amount of any Curative Equity Contribution will not be greater than the amount required to cure the relevant financial covenant violation(s),

(B) all Curative Equity Contributions and the use of proceeds thereof will be disregarded for all other purposes under this Agreement,

(C) there shall be no more than two (2) Curative Equity Contributions during any fiscal year of Borrowers,

(D) there shall be no more than four (4) Curative Equity Contributions made in the aggregate after the Agreement Date,

(E) no Curative Equity Contribution shall be permitted with respect to any fiscal quarter if a Curative Equity Contribution was made with respect to the immediately preceding fiscal quarter, and

(F) all Curative Equity Contributions will be applied to the Obligations.

(iii) Until timely receipt of the applicable Curative Equity Contribution, a Default shall be deemed to exist for all purposes under this Agreement. Upon timely receipt by Borrowers in cash of the applicable Curative Equity Contribution and the corresponding application to the Obligations (to the extent required by this Section 13(c)), the applicable Default(s) shall be deemed waived. Notwithstanding the foregoing, Agent shall not exercise any rights or remedies to the extent Agent has received a notice from Borrowers’ Agent and the Sponsor stating their irrevocable election and commitment to make a Curative Equity Contribution under this Section 13(c), until the date specified for such Curative Equity Contribution in such notice in accordance with this Section 13(c).

(d) Notices. If any notice of intended disposition of the Collateral or of any other act by Agent is required by law and a specific time period is not stated therein, such notice, if given ten Business Days before such disposition or act, in accordance with the provisions of Section 15(a), will be deemed reasonably and properly given.

(e) License. Each Borrower hereby grants to Agent a license or other right to use, without charge, such Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and each Borrower agrees that its rights under all licenses and all franchise agreements shall inure to Agent’s benefit.

(f) Remedies Cumulative. Agent’s rights and remedies under this Agreement and all other Loan Documents shall be cumulative. Agent shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Agent of one right or remedy shall be deemed an election, and no waiver by Agent of any default on any Borrower’s part shall be deemed a continuing waiver. No delay by Agent shall constitute a waiver, election or acquiescence by it.

14. Indemnification. Each Borrower agrees to defend, indemnify, and hold harmless Agent, Lenders and their respective directors, officers, employees, Affiliates, representatives, attorneys and agents (each an “Indemnified Person”) from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against any such Indemnified Person, arising out of, or in any way related to this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby, including by reason of the violation of any law or regulation relating to the protection of the environment or the presence, generation, disposal, release, or threatened release of any hazardous materials in connection with a Borrower’s business on, at or from any property at any time owned or operated by a Borrower, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, court costs, and litigation expenses actually incurred. Without limiting the foregoing, each Borrower represents and warrants that there has been no loan broker or investment banker involved in connection with the transactions contemplated hereby, and each Borrower agrees to indemnify and hold Agent and Lenders harmless from any claim of compensation payable to any loan broker or investment banker in connection with the transactions contemplated hereby. The foregoing to the contrary notwithstanding, Borrowers shall not have any obligation to any Indemnified Person under this section with respect to any indemnified liability resulting from the gross negligence or willful misconduct of such Indemnified Person or its advisors, officers, directors, employees, attorneys, or agents.

15. General Provisions.

(a) Notices. Except as specifically provided in this Agreement or in any of the other Loan Documents, all notices and communications hereunder and thereunder will be in writing or by telephone subsequently confirmed in writing. Notices in writing will be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and will be deemed received, in the case of personal delivery, when delivered; in the case of overnight courier service, on the next Business Day after delivery to such service; in the case of mailing, on the fourth Business Day after mailing; and, in the case of facsimile transmission, upon transmittal if confirmed by the sender’s facsimile device; provided, however, that in the case of notices to Agent or any Lender, Agent or such Lender will be charged with knowledge of the contents thereof only when such notice is actually received by Agent or such Lender, as applicable. A telephonic notice to Agent or any Lender as understood by Agent or such Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. Notices to Agent, any Lender or any Borrower will be sent to the addresses set forth on Item 31 of the Schedule, or any other address for any of Borrowers, Agent or Lenders of which the sending party has received like notice. Additionally, Agent or any Lender may deliver to Borrowers any notice under this Agreement via an email sent to the email address set forth in Item 31 of the Schedule, if sent by a system that will verify the date and time of delivery, and such email will be deemed received when the recipient’s server associated with the designated email address receives the email.

(b) No Waiver. No waiver hereunder will be valid unless in writing signed by Agent and then only to the extent therein stated. No delay or failure on Agent’s part in the exercise of any right or remedy hereunder will operate as a waiver thereof or of Agent’s or any Lender’s right to exercise any other right or remedy.

(c) Time of Essence. Time is of the essence of this Agreement.

(d) Severability. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e) Successors and Assigns. Borrowers’, Agent’s and Lenders’ rights and obligations hereunder and under the other Loan Documents will inure to the benefit of Borrowers’, Agent’s and Lenders’ respective successors and assigns; provided, however, that each Borrower acknowledges and agrees that without Agent’s prior written consent, which may be withheld for any reason or no reason, no Borrower may assign such Borrower’s rights or obligations or any part thereof hereunder or under any other Loan Document to any other Person. Notwithstanding anything herein or in any other Loan Document to the contrary, Agent may, without the consent of any Borrower, grant a security interest in, sell or assign, grant or sell participations or otherwise transfer all or any portion of its rights and obligations hereunder and/or under one or more other Loan Documents to one or more other Persons.

(f) Governing Law; Submission to Jurisdiction; Service; Etc. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict of law provisions and principles) of the State of Georgia. Each Borrower hereby consents to the non-exclusive jurisdiction of any United States Federal Court sitting in or with direct or indirect jurisdiction over the Northern District of Georgia or any Georgia state court sitting in Cobb County, Georgia in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and each Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum. Each Borrower waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such Borrower at such Borrower’s address for notices pursuant to this Agreement, and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the United States mails. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Borrower or any of its Affiliates in the courts of any other jurisdiction. Any judicial proceeding commenced by a Borrower against Agent, any Lender or any other holder of any Obligations, or any Affiliate of Agent, any Lender or any other holder of any Obligations, involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States Federal Court sitting in or with direct jurisdiction over the Northern District of Georgia or any Georgia state court sitting in Cobb County, Georgia. Nothing in this Agreement shall be deemed or operate to affect the right of Agent or any Lender to serve legal process in any other manner permitted by law or to preclude the enforcement by Agent or any Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement or any other Loan Document to enforce same in any other appropriate forum or jurisdiction.

(g) Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS, AGENT AND LENDERS HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR EITHER PARTY’S ACTIONS IN THE

NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF. EACH OF BORROWERS, AGENT AND LENDERS ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING.

(h) Waiver of Hearing. EACH BORROWER HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES ALL RIGHTS WHICH SUCH BORROWER HAS UNDER CHAPTER 14 OF TITLE 44 OF THE OFFICIAL CODE OF GEORGIA OR UNDER ANY SIMILAR PROVISION OF APPLICABLE LAW TO NOTICE AND TO A JUDICIAL HEARING PRIOR TO THE ISSUANCE OF A WRIT OF POSSESSION ENTITLING AGENT, ITS SUCCESSORS AND ASSIGNS TO POSSESSION OF THE COLLATERAL UPON A DEFAULT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND WITHOUT LIMITING ANY OTHER RIGHT WHICH AGENT MAY HAVE, EACH BORROWER CONSENTS THAT, IF AGENT FILES A PETITION FOR AN IMMEDIATE WRIT OF POSSESSION IN COMPLIANCE WITH SECTIONS 44-14-261 AND 44-14-262 OF THE OFFICIAL CODE OF GEORGIA OR UNDER ANY SIMILAR PROVISION OF APPLICABLE LAW AND THIS WAIVER OR A COPY HEREOF IS ALLEGED IN SUCH PETITION AND ATTACHED THERETO, THE COURT BEFORE WHICH SUCH PETITION IS FILED MAY DISPENSE WITH ALL RIGHTS AND PROCEDURES HEREIN WAIVED AND MAY ISSUE FORTHWITH AN IMMEDIATE WRIT OF POSSESSION IN ACCORDANCE WITH CHAPTER 14 OF TITLE 44 OF THE OFFICIAL CODE OF GEORGIA OR IN ACCORDANCE WITH ANY SIMILAR PROVISION OF APPLICABLE LAW, WITHOUT THE NECESSITY OF AN ACCOMPANYING BOND AS OTHERWISE REQUIRED BY SECTION 44-14-263 OF THE OFFICIAL CODE OF GEORGIA OR IN ACCORDANCE WITH ANY SIMILAR PROVISION OF APPLICABLE LAW.

(i) Expenses. Borrowers shall pay on demand all of Agent’s and Lenders’ costs and expenses in connection with underwriting and performing due diligence with respect to the transactions contemplated hereby and the preparation, reproduction, execution, delivery, administration and enforcement of this Agreement, including the reasonable fees and out-of-pocket expenses of Agent’s and Lenders’ counsel, in each case whether incurred on, prior or subsequent to the Agreement Date. In addition, Borrowers shall pay any and all stamp and other taxes and recording and filing fees payable in connection with the execution and delivery of all other instruments and documents to be delivered hereunder. Such amounts may be charged by Agent to Borrowers’ account as one or more loans hereunder. All provisions in this Agreement providing for the payment or reimbursement of Agent’s and Lenders’ attorneys’ fees and expenses shall be payable regardless of whether or not such attorney is a regularly salaried employee of Agent, any Lender or any Affiliate of Agent or a Lender and shall include, without limitation, such fees and expenses incurred pursuant to or in connection with proceedings brought under 11 U.S.C., the Federal Bankruptcy Code.

(j) Limitation of Liability for Certain Damages. In no event shall Agent, any Lender or any of their respective Affiliates or any of their respective officers, directors, employees or agents be liable on any theory of liability for any special, indirect, consequential, exemplary or punitive damages (including any loss of profits, business or anticipated savings) in connection with this Agreement or any of the transactions contemplated hereby. Each Borrower hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(k) Execution in Counterparts; Execution by Fax or E-Mail; Waiver of Acceptance. This Agreement may be executed in separate counterparts, all of which shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any other Loan Document by facsimile or e-mail shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Any party delivering an executed counterpart of this Agreement or any other Loan Document by facsimile or e-mail also shall deliver an original executed counterpart of this Agreement or such other Loan Document, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document. To the fullest extent permitted by applicable law, each Borrower waives notice of Agent’s and Lenders’ acceptance of this Agreement and the other Loan Documents.

(l) Consent to Advertising. Each Borrower hereby authorizes Agent and Lenders to use such Borrower’s name, together with variants of such name and related logotypes, in advertising and promoting Agent or such Lender and the business transactions between such Borrower and Agent or such Lender through the use of so-called “tombstones” and similar publicity. Each Borrower hereby releases Agent, Lenders, their respective subsidiaries, affiliates, officers, employees and advertising agents, from any and all liability to such Borrower arising out of or related to the exercise of the rights hereby granted to Agent or any Lender.

(m) No Third-Party Beneficiaries. Neither (i) any stockholder or owner of any other equity interest in a Borrower, (ii) any of Borrowers’ employees or creditors (other than Agent, Lenders and their respective Affiliates), nor (iii) any other Person claiming by or through a Borrower shall be entitled to rely on this Agreement or have any rights, remedies or claims against Agent, any Lender or any of their respective Affiliates under or in connection with this Agreement.

(n) Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding among Agent, Lenders and Borrowers and supersede all prior agreements and understandings relating to the subject matter hereof.

(o) Amendments to Loan Documents. No amendment or modification of any Loan Document, and no consent to or waiver of any Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or any release of Agent’s Lien on any Collateral, shall be effective unless it has been agreed to by Agent and Borrowers in a written agreement that: (i) specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement, or waive any Default or the application of any covenant or representation of any terms of specific Loan Documents, or is intended to release Agent’s Lien on specific Collateral; and (ii) is signed by an authorized officer of all parties, or by an authorized officer of Agent with respect to a consent or waiver. The terms of an amendment, consent or waiver memorialized in any written agreement shall be effective only to the extent, and in the specific instance, and for the limited purpose to which Agent and Borrowers have agreed.

16. Agent.

(a) Appointment. Each Lender hereby designates and appoints First Capital as its agent under this Agreement and the Loan Documents, and each Lender hereby irrevocably authorizes Agent to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein (including consummation of any sale of the Loan Documents and Obligations pursuant to the Intercreditor Agreement), together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders. The provisions of this Section 16(a) are solely for the benefit of Agent and Lenders and neither any Borrower nor any Obligor shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as an administrative representative of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Lenders, any Borrower or any Obligor. Without limiting the foregoing, the duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, issuing bank, participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(b) Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(c) First Capital Individually. With respect to its commitments and the loans made by it, and the promissory note issued to it, First Capital shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include First Capital in its individual capacity as a Lender or one of the Requisite Lenders. First Capital may lend money to, and generally engage in any kind of banking, trust or other business with any Obligor as if it were not acting as Agent pursuant hereto.

(d) Successor Agent.

(i) Resignation. Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrowers’ Agent and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii) Appointment of Successor. Upon any such notice of resignation pursuant to clause (D)(i) above, Requisite Lenders shall, upon receipt of Borrowers’ prior consent which shall not unreasonably be withheld, appoint a successor Agent. If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, upon notice to Borrowers’ Agent, shall then appoint a successor Agent who shall serve as Agent until such time, as Requisite Lenders, upon receipt of Borrowers’ prior written consent which shall not be unreasonably withheld, appoint a successor Agent as provided above.

(iii) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation as Agent under the Loan Documents, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

(e) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 16(a)), each Lender agrees to confirm in writing, upon request by Borrowers, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 16(a). So long as no Event of Default is then continuing, upon receipt by Agent of confirmation from the requisite percentage of Lenders, of its authority to release any particular item or types of property covered by this Agreement or the Loan Documents, and upon at least five (5) Business Days prior written request by Borrowers, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon such Collateral; provided, however, that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Obligor, in respect of), all interests retained by any Obligor, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the property covered by this Agreement or the Loan Documents.

17. Letters of Credit. Upon and subject to the terms and conditions of this Section 17, in addition to the terms and conditions set forth elsewhere in this Agreement, Agent shall arrange for the issuance of Letters of Credit for the account of one or more Borrowers.

(a) Limitations on Amounts of Letters of Credit. Agent will not cause to be issued any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:

(i) the Letter of Credit Sub-Facility Amount minus the Letter of Credit Obligations, or

(ii) the amount, if any, by which the Borrowing Base exceeds the aggregate outstanding principal balance of revolving loans.

(b) Manner of Issuance. Borrowers’ Agent shall deliver to Agent, prior to 1:00 p.m. Atlanta, Georgia, time at least five (5) Business Days before the requested date of issuance of a Letter of Credit, a Letter of Credit Request for the issuance of such Letter of Credit setting forth (i) the beneficiary of the Letter of Credit, (ii) the stated amount thereof, (iii) the requested issue date, (iv) the requested expiration date, and (v) the purpose for such Letter of Credit. Each such Letter of Credit Request shall be accompanied by the proposed issuer’s standard form of standby or commercial letter of credit application, duly completed and executed by Borrowers’ Agent (which application shall be deemed for purposes of this Agreement to constitute part of such Letter of Credit Request), together with all other documents, materials and evidences reasonably required by Agent prior to the issuance of such Letter of Credit.

(c) Terms of Letters of Credit; Cash Collateralization. Each Letter of Credit shall (i) have an expiration date not later than the earlier of (A) one year after the date of issuance thereof and (B) the then-effective stated termination date of this Agreement, (ii) be denominated in United States dollars, and (iii) be issued solely to secure bid, tender, surety, payment, performance, litigation or similar bonds required by Borrowers in the ordinary course of business. If any Letter of Credit Obligations, whether or not then due or payable, shall for any reason be outstanding at any time after the termination date of this Agreement, Borrowers shall deliver to Agent cash, as security for the payment of such Letter of Credit Obligations, in an amount equal to 105% of the aggregate Letter of Credit Obligations.

(d) Drawings Under Letters of Credit.

(i) Borrowers shall pay to Agent for the account of the issuing bank the amount of any drawing under any Letter of Credit on the date of such drawing. Borrowers hereby authorize Agent to make a revolving loan in the amount of such drawing, regardless of whether or not all conditions precedent to such revolving loan hereunder have been satisfied.

(ii) The obligation of Borrowers to repay any loans advanced pursuant to the foregoing clause (i) and any other amounts paid by Agent to any issuing bank with respect to any Letter of Credit shall be irrevocable, shall not be subject to any qualification or exception whatsoever and shall be binding in accordance with the terms and conditions of this Agreement under all circumstances, including the following circumstances: (A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (B) the existence of any claim, set-off, defense or right which any Borrower or the account party may have at any time against the issuer of any Letter of Credit, a beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Agent, any Lender or any other Person, whether in connection with this Agreement, or any Letter of Credit, the transactions contemplated herein or any unrelated transactions; (C) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (D) the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement or the other Loan Documents; (E) any failure of Agent or any Letter of Credit issuer to provide notice to any Borrower of any drawing under any Letter of Credit; (F) the occurrence or continuance of any Default; or (G) any other reason.

(e) Limitation of Liability With Respect to Letters of Credit. As among Borrowers, the issuing bank, Agent and Lenders, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by, the beneficiaries of such Letter of Credit. Without limiting the foregoing, neither Agent, any Lender nor the issuing bank shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any draft, demand, application or other documents submitted by any party in connection with any Letter of Credit even if such document should in fact prove to be in any and all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity, genuineness or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of a Letter of Credit to comply fully with the conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretations of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required to make a drawing under any Letter of Credit or with respect to the proceeds thereof; (vii) the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the issuing bank or Agent, including any act or omission, rightfully or wrongfully, of any present or future governmental authority. None of the above circumstances shall affect, impair or prevent the vesting of any of Agent’s or any Lender’s rights or powers under this Agreement.

(f) Fees. With respect to each Letter of Credit, Borrowers shall pay to Agent a per annum fee equal to four percent (4.00%) (or, at Agent’s option while a Default exists, seven percent (7.00%)) times the undrawn face amount of such Letter of Credit. Such fee shall be calculated on a daily basis and shall be payable by Borrowers monthly in arrears on the first day of each calendar month and on the date that this Agreement is terminated for any reason. In addition, Borrowers shall pay to Agent, for the account of the issuing bank of any Letter of Credit, such issuing bank’s customary fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrowers, Agent and Lenders have executed this Loan and Security Agreement as of the day and year first above written.

BORROWERS:

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Thomas C. Shields
Name: Thomas C. Shields
Title: Chief Financial Officer

BIOLOGICAL ILLUMINATION, LLC

By:	/s/ Fred Maxik
Name: Fred Maxik
Title: Manager

AGENT AND SOLE LENDER:

FCC, LLC, d/b/a FIRST CAPITAL

By:	/s/ Ralph Infante
Name: Ralph Infante
Title: Senior Vice President